SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

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INTEL CORPORATION

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(Name of Person(s) Filing Proxy Statement, If Other than the Registrant)

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INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95052-8119

(408) 765-8080

March 31, 2004

Dear Stockholder:

Intel’s 2004 Annual Stockholders’ Meeting will be held on May 19, 2004 at the Santa Clara Convention Center in Santa Clara, California, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from Intel’s Board of Directors are enclosed. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at www.intel.com/intel/annual03.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of our stockholder communications. For more information, see “Electronic Delivery of Intel Stockholder Communications.”

At this year’s annual meeting, the agenda includes the annual election of directors, ratification of our independent auditors, approval of our 2004 Equity Incentive Plan, and consideration of three stockholder proposals, if properly presented at the annual meeting. The Board of Directors recommends that you vote FOR election of the director nominees, FOR ratification of appointment of the independent auditors, FOR approval of the 2004 Equity Incentive Plan and AGAINST the three stockholder proposals. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting.

Your Intel stockholder vote is more important than ever in 2004. Each share of Intel stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at Intel’s 2004 Annual Stockholders’ Meeting. The 11 nominees receiving the most votes “for” election will be elected as directors; and to pass, each other proposal included in this year’s proxy statement will require a majority of votes present or represented at the annual meeting. Because only a fraction of Intel stockholders typically vote, the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of the company. In addition, banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals, such as adoption of our 2004 Equity Incentive Plan and the stockholder proposals included in this year’s proxy statement, which further reduces the number of votes cast.

If you have any questions concerning the annual meeting or the proposals, please contact Intel Investor Relations at (408) 765-1480. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail at www.computershare.com/contactUS or by phone at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Center at www.computershare.com. For questions relating to voting, you may contact D. F. King & Co., Inc., our proxy solicitors, at (800) 549-6650 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada).

Sincerely yours,

Andrew S. Grove

Chairman of the Board

INTEL CORPORATION

Notice of Annual Stockholders’ Meeting

May 19, 2004

8:30 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2004 Annual Stockholders’ Meeting, which will be held at 8:30 a.m. Pacific Time on May 19, 2004 at the Santa Clara Convention Center, Santa Clara, California. Driving directions and a map are on the back cover of this proxy statement. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com. For further details, see “Attending the Annual Meeting.”

We are holding the annual meeting for the following purposes:

1.	To elect a board of directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

2.	To ratify the appointment of the accounting firm of Ernst & Young LLP as Intel’s independent auditors for the current year.

3.	To approve our 2004 Equity Incentive Plan.

4.	To act on three stockholder proposals, if properly presented at the annual meeting.

5.	To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 22, 2004 will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices, 2200 Mission College Blvd., Santa Clara, California 95052-8119. If you would like to view the stockholder list, please call Intel Investor Relations at (408) 765-1480 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “Submitting and Revoking Your Proxy” on page 2. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs.

The Board of Directors

By: Cary I. Klafter

Corporate Secretary

Santa Clara, California

March 31, 2004

DOORS WILL OPEN AT 8:00 a.m.

ELECTRONIC DELIVERY OF INTEL STOCKHOLDER COMMUNICATIONS

If you received your annual meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce your company’s printing and mailing costs, by signing up to receive your Intel stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (you hold your Intel shares in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), visit www.computershare.com/
us /sc/intel to enroll.

2.	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com/intel to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call Intel Investor Relations at (408) 765-1480.

ATTENDING THE ANNUAL MEETING

We are pleased to offer two options for participating in our 2004 annual meeting: (1) viewing a live webcast at www.intc.com or (2) attending in person. The annual meeting will be held at 8:30 a.m. Pacific Time on Wednesday, May 19, 2004 at the Santa Clara Convention Center, Santa Clara, California, located at the corner of Great America Parkway and Tasman Drive. Driving directions and a map to the Convention Center are on the back cover of this proxy statement. When you arrive at the Convention Center, signs will direct you to the appropriate meeting rooms. Please note that the doors to the meeting rooms will not open until 8:00 a.m., and due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting hall. If you choose to view the webcast, go to www.intc.com shortly before the meeting time, and follow the instructions for downloading the webcast. During the webcast, you will be able to submit questions by following the instructions on the web site. If you miss the annual meeting, you can view a replay of the webcast at www.intc.com until June 18, 2004. You need not attend the annual meeting in order to vote.

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95052-8119

PROXY STATEMENT

Intel’s Board of Directors (the “Board”) solicits your proxy for the Annual Stockholders’ Meeting to be held at 8:30 a.m. Pacific Time on Wednesday, May 19, 2004 at the Santa Clara Convention Center in Santa Clara, California, and at any postponement or adjournment of the meeting, for the purposes set forth in “Notice of Annual Stockholders’ Meeting.”

Record Date and Share Ownership

Only stockholders of record at the close of business on March 22, 2004 will be entitled to vote at the annual meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. As of the close of business on February 20, 2004, we had 6,477,006,676 outstanding shares of common stock. We made copies of this proxy statement available to stockholders beginning on March 31, 2004.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees set forth in “Proposal 1: Election of Directors.”

•	FOR ratification of the independent auditors set forth in “Proposal 2: Ratification of Selection of Independent Auditors.”

•	FOR approval of our 2004 Equity Incentive Plan set forth in “Proposal 3: Approval of the 2004 Equity Incentive Plan.”

•	AGAINST each of the three stockholder proposals, if properly presented at the annual meeting.

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Your Intel stockholder vote is more important than ever in 2004. Each share of Intel stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted upon at Intel’s 2004 Annual Stockholders’ Meeting. To pass, each proposal included in this year’s proxy statement requires a majority of votes present or represented at the annual meeting. Because only a fraction of Intel stockholders typically vote, the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of the company. In addition, banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals, such as adoption of Intel’s 2004 Equity Incentive Plan and the stockholder proposals included in this year’s proxy statement, which further reduces the number of votes cast.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. At this year’s annual meeting, the polls will close at 10:00 a.m. Pacific Time and no further votes will be accepted after that time. If you participate in the Intel Stock Fund through the 401(k) Savings Plan, you must submit your vote by May 14, 2004 to allow Fidelity Investments, the plan’s record keeper, time to receive your voting instructions and vote on behalf of the plan. If you have any questions about submitting your vote, call Intel Investor Relations at (408) 765-1480.

You may revoke your proxy at any time prior to the close of the polls at 10:00 a.m. Pacific Time on May 19, 2004 by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to the Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

If you participate in the Intel Stock Fund through the 401(k) Savings Plan, your proxy will serve as a voting instruction for Fidelity Investments, the plan’s record keeper. If Fidelity does not receive voting instructions for shares in your plan account, Fidelity will vote those shares in the same proportion as other plan participants’ shares for which it has received voting instructions. You must submit your voting instructions for your Intel Stock Fund shares to Fidelity by May 14, 2004 to allow Fidelity time to receive your voting instructions and vote on behalf of the plan.

Each share of Intel common stock outstanding on the record date will be entitled to one vote on each matter. The

11 nominees for election as directors who receive the most votes “for” election will be elected. Ratification of Intel’s independent auditors, approval of the company’s 2004 Equity Incentive Plan and adoption of the stockholder proposals will each require an affirmative vote of the majority of the shares of common stock present or represented at the annual meeting.

For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting. Please note that banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals, such as adoption of Intel’s 2004 Equity Incentive Plan and the stockholder proposals included in this year’s proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Intel’s nominees for the upcoming election of directors include eight independent directors, as defined in the applicable rules for companies traded on The NASDAQ Stock Market* (“NASDAQ”), and three members of Intel’s senior management. Each director serves a one-year term, as described below, with all directors subject to annual election.

The Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Stockholders’ Meeting on May 19, 2004. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual stockholders’ meeting following the 2004 annual meeting or until their successors, if any, are elected or appointed. This section contains the names and biographical information for each of the nominees.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the following nominees.

Craig R. Barrett 64 Years Old Director Since 1992 Chief Executive Officer of Intel	Craig R. Barrett has been Chief Executive Officer since 1998 and a director of Intel since 1992. Dr. Barrett joined Intel in 1974. In 1984, he became Vice President, and in 1985 he became Vice President and General Manager of the Components Technology and Manufacturing Group. Dr. Barrett became a Senior Vice President in 1987 and General Manager of the Microcomputer Components Group in 1989. He was an Executive Vice President from 1990 to 1997, Chief Operating Officer from 1993 to 1997 and President from 1997 to 2002.

Charlene Barshefsky 53 Years Old Director Since January 2004 Senior International Partner at Wilmer Cutler Pickering LLP	Ambassador Charlene Barshefsky has been a director of Intel since January 2004 and is Senior International Partner at the law firm of Wilmer Cutler Pickering LLP. Formerly the United States Trade Representative, Ambassador Barshefsky was the chief trade negotiator and principal trade policy maker for the United States from 1997 to 2001 and a member of the President’s cabinet. Ambassador Barshefsky is a director of the American Express Company, The Estée Lauder Companies Inc., Idenix Pharmaceuticals, Inc. and Starwood Hotels & Resorts Worldwide, Inc.

E. John P. Browne 56 Years Old Director Since 1997 Group Chief Executive of BP plc	E. John P. Browne, formally known as The Lord Browne of Madingley, has been a director of Intel since 1997. He has been a Managing Director since 1991 and Group Chief Executive since 1995 of BP plc, a provider of energy and petrochemicals. Lord Browne is also a non-executive director of the Goldman Sachs Group, Inc.

Andrew S. Grove 67 Years Old Director Since 1974 Chairman of the Board of Intel

Andrew S. Grove has been a director of Intel since 1974 and Chairman of the Board since 1997. Dr. Grove participated in founding Intel in 1968 and served as Vice President and Director of Operations through 1974. He became an Executive Vice President in 1975 and was Chief Operating Officer from 1976 to 1987. Dr. Grove was President from 1979 to 1997 and Chief Executive Officer from 1987 to 1998.

D. James Guzy 68 Years Old Director Since 1969 Chairman of Arbor Company	D. James Guzy has been a director of Intel since 1969 and is Chairman of the Nominating Committee of the Board. Since 1969, he has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc. and a director of Cirrus Logic, Inc., LogicVision, Inc., Tessera Corporation, Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

Reed E. Hundt 56 Years Old Director Since 2001 Adviser to McKinsey and Company, Inc. and Venture Partner of Benchmark Capital	Reed E. Hundt has been a director of Intel since 2001 and is Chairman of the Compensation Committee of the Board. Since 1998, he has been an adviser on information industries to McKinsey and Company, Inc., a management consulting firm. Mr. Hundt has also been a special adviser since 2000 to The Blackstone Group, a private equity firm. He has been a venture partner since 1999 at Benchmark Capital, a venture capital firm that specializes in investments in high-tech companies. From 1993 to 1997, Mr. Hundt was Chairman of the Federal Communications Commission. Mr. Hundt is a director of Allegiance Telecom, Inc.

Paul S. Otellini 53 Years Old Director Since 2002 President and Chief Operating Officer of Intel	Paul S. Otellini has been a director of Intel and Intel’s President and Chief Operating Officer since 2002. Mr. Otellini joined Intel in 1974 and has held a number of positions, including General Manager of Intel’s Peripheral Components Operation and the Folsom Microcomputer Division. In 1990, Mr. Otellini became the General Manager of the Microprocessor Products Group, leading the introduction of the Intel® Pentium® processor. He was elected a corporate officer in 1991, a Senior Vice President in 1993 and Executive Vice President in 1996. From 1996 to 2002, Mr. Otellini served as General Manager of the Sales and Marketing Group and then the Intel Architecture Group.

David S. Pottruck 55 Years Old Director Since 1998 President and Chief Executive Officer of The Charles Schwab Corporation

David S. Pottruck has been a director of Intel since 1998 and is Chairman of the Finance Committee of the Board. Mr. Pottruck is President and Chief Executive Officer of The Charles Schwab Corporation, a financial services provider. Mr. Pottruck is a director of The Charles Schwab Corporation and U.S. Trust Corporation.

Jane E. Shaw 65 Years Old Director Since 1993 Chairman and Chief Executive Officer of Aerogen, Inc.	Jane E. Shaw has been a director of Intel since 1993 and is Co-Chairman of the Audit Committee of the Board. Dr. Shaw is Chairman and Chief Executive Officer of Aerogen, Inc., a specialty pharmaceutical company providing inhaled drug products for the treatment of respiratory disorders and chronic diseases. She founded The Stable Network, a biopharmaceutical consulting company, in 1995. She was President and Chief Operating Officer of ALZA Corporation, a drug delivery company, from 1987 to 1994. Dr. Shaw is a director of McKesson Corporation and Boise Cascade Corporation.

John L. Thornton 50 Years Old Director Since July 2003 Professor and Director of Global Leadership Tsinghua University, Beijing	John L. Thornton has been a director of Intel since July 2003. He is Professor and Director of Global Leadership at Tsinghua University in Beijing. Mr. Thornton retired July 1, 2003 as President and Co-Chief Operating Officer of the Goldman Sachs Group, Inc. and as a member of the firm’s Board of Directors. Mr. Thornton is a director of the Ford Motor Company, British Sky Broadcasting, Laura Ashley Holdings plc, Hughes Electronics Corporation and The Pacific Century Group, Inc.

David B. Yoffie 49 Years Old Director Since 1989 Professor of International Business Administration, Harvard Business School	David B. Yoffie has been a director of Intel since 1989. He is Lead Independent Director, Chairman of the Corporate Governance Committee of the Board and Chairman of the Executive Committee of the Board. Dr. Yoffie has been the Max and Doris Starr Professor of International Business Administration at the Harvard Business School since 1993 and has been on the Harvard University faculty since 1981. He is also a director of The Charles Schwab Corporation.

Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any of our directors or executive officers. Intel stock ownership information for these individuals is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based on information furnished by the respective individuals.

Retiring Directors

Winston H. Chen 62 Years Old Director Since 1993 Chairman of Paramitas Foundation	Winston H. Chen has been a director of Intel since 1993 and is Co-Chairman of the Audit Committee of the Board. Dr. Chen is Chairman of Paramitas Foundation, a private foundation. Between 1978 and 1994, he held several positions, including President, Chief Executive Officer and Chairman of the Board of Directors, at Solectron Corporation, an electronics contract manufacturer. Dr. Chen served as a director of Solectron until 2002.

Charles E. Young 72 Years Old Director Since 1974 President Emeritus of the University of Florida and Chancellor Emeritus of the University of California at Los Angeles	Charles E. Young has been a director of Intel since 1974. Dr. Young is President Emeritus of the University of Florida and is Chancellor Emeritus of the University of California at Los Angeles. He served as President of the University of Florida from 1999 to January 2004 and as Chancellor of the University of California at Los Angeles from 1968 to 1997. He is a director of PermaFix, Inc.

Directors Emeriti

The Board has elected the following former Intel directors to serve as directors emeriti. Directors emeriti are invited to attend Board and committee meetings, but they do not have voting rights. Dr. Young will be elected a director emeritus following his retirement from the Board at the annual meeting, and Mr. Vadasz will retire as a director emeritus effective June 1, 2004.

Gordon E. Moore 75 Years Old Director Emeritus Since 2001 Chairman Emeritus of the Board of Intel Since 1997	Gordon E. Moore was a director of Intel from 1968 to 2001 and has been Chairman Emeritus of the Board since 1997. Dr. Moore co-founded Intel in 1968 and served as Executive Vice President until 1975. From 1975 to 1987, he served as Chief Executive Officer; and from 1979 to 1997, he served as Chairman. Dr. Moore is a director of Gilead Sciences, Inc.

Leslie L. Vadasz 67 Years Old Director Emeritus Since 2002	Leslie L. Vadasz was a director of Intel from 1988 to 2002 and served as Executive Vice President and President, Intel Capital, from 2000 to June 2003. Intel Capital is responsible for Intel’s strategic investment programs. Mr. Vadasz joined Intel in 1968 when it was founded and has held various positions at Intel since that date. He was Senior Vice President of Intel and Director of Corporate Business Development from 1991 to 2000.

THE BOARD, BOARD COMMITTEES AND MEETINGS

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of 13 directors, as described in “Proposal 1: Election of Directors.” Thirteen is a temporary increase from our more typical Board size of 11 directors, and the Board will be reduced to 11 once again following the 2004 Annual Stockholders’ Meeting. Two new directors, Ambassador Charlene Barshefsky and John L. Thornton, joined the Board since the 2003 Annual Stockholders’ Meeting in anticipation of Winston H. Chen and Charles E. Young retiring from the Board in 2004. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The current Board members include ten independent directors (eight of the nominees) and three members of Intel’s senior management. The Board also has two directors emeriti who may participate in Board meetings but do not vote.

“Independent” Directors. Each of our directors other than Messrs. Grove, Barrett and Otellini qualify as “independent” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management.

In addition, as required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” E. John P. Browne is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Lord Browne’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Lord Browne any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Responsibilities and Structure. The primary responsibilities of the Board are oversight, counseling and direction to Intel’s management in the long-term interests of Intel and its stockholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Intel’s major financial objectives and strategic and operating plans and actions; (d) overseeing the conduct of Intel’s business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining Intel’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board has instructed the Chief Executive Officer, working with Intel’s other executive officers, to manage Intel’s business in a manner consistent with Intel’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by Intel.

The Board’s general policy, based on experience, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. In addition, the Board has an independent director designated as the Lead Independent Director, who is responsible for coordinating the activities of the other independent directors and performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in a written charter adopted by the Board.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Lead Independent Director leads those sessions. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all Intel employees outside of Board meetings, and the Board has a program that encourages each director to visit different Intel sites and events worldwide on a regular basis and meet with local management at those sites and events.

Board Committees and Charters. The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance, Executive, Finance and Nominating Committees. Each member of the Audit, Compensation, Corporate Governance and Nominating Committees is an independent director in accordance with NASDAQ standards. Each of the Board committees has a written charter approved by the Board. Copies of each charter, including the charter describing the position of Lead Independent Director, are posted on Intel’s Investor Relations web site at www.intc.com under the “Corporate Governance & Social Responsibility” section. The members of the committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance	Executive	Finance	Nominating

Craig R. Barrett				✓

Charlene Barshefsky

E. John P. Browne	✓	✓

Winston H. Chen	Co-Chair	✓

Andrew S. Grove				✓

D. James Guzy	✓		✓			Chair

Reed E. Hundt		Chair	✓

Paul S. Otellini

David S. Pottruck		✓			Chair

Jane E. Shaw	Co-Chair		✓			✓

John L. Thornton

David B. Yoffie			Chair	Chair	✓	✓

Charles E. Young			✓		✓	✓

Audit Committee. The Audit Committee assists the Board in its general oversight of Intel’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Intel’s independent auditors. In 2003, the Audit Committee held eight meetings. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and “Exhibit A: Audit Committee Charter.”

Compensation Committee. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, and administers Intel’s stock option plans, including reviewing and granting stock options to executive officers. The Compensation Committee also reviews and approves various other company compensation policies and matters. The Compensation Committee held three meetings in 2003 and also regularly acts by written consent. For more information, see “Report of the Compensation Committee on Executive Compensation.”

Corporate Governance Committee. The Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Corporate Governance Committee also reviews and assesses the effectiveness of the Board’s Guidelines on Significant Corporate Governance Issues and recommends to the Board proposed revisions to the Guidelines. In addition, the Corporate Governance Committee makes recommendations to the Board regarding the agendas for Intel’s annual stockholders’ meetings, reviews stockholder proposals and makes recommendations to the Board for action on such proposals. The Corporate Governance Committee held two meetings in 2003.

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by Delaware law. The Executive Committee held one meeting in 2003.

Finance Committee. The Finance Committee reviews and recommends matters related to Intel’s capital structure, including the issuance of debt and equity securities; Intel’s dividend policy and dividend declarations; banking arrangements, including investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves structured finance and other cash management transactions whose authorization is not otherwise approved by the Board or delegated to Intel’s management. During 2003, the Finance Committee held three meetings.

Nominating Committee. The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating Committee held three meetings in 2003.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. With regard to the company’s newest directors, Ambassador Barshefsky was initially suggested as a candidate by an executive officer of the company, and Mr. Thornton was initially suggested as a candidate by an independent director. In 2003, Intel did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating Committee will consider candidates proposed by stockholders, and has from time to time received unsolicited candidate proposals from stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration should submit the candidate’s name and qualifications to the Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

Board members also sit on the Investment Policy Committee for Intel’s U.S. employee retirement plans. This committee includes Intel management representatives, and is responsible for adopting and amending investment policies as well as selecting and monitoring service providers for the plans. The committee also selects the investment alternatives offered under Intel’s 401(k) Savings Plan.

Attendance at Board, Committee and Annual Stockholders’ Meetings. The Board held seven meetings in 2003. All directors are expected to attend each meeting of the Board and the committees on which he or she serves, and are also expected to attend the Annual Stockholders’ Meeting. In 2003, no director attended less than 75% of the meetings of the Board and the committees on which he or she served, and all directors except one attended the 2003 Annual Stockholders’ Meeting. The agenda for that meeting included reports from the independent-director chairs of the Audit and Compensation Committees.

The Board does not have a formal policy that seeks to limit the number of board seats held by an independent director, but the Board’s guideline of 100% attendance at meetings reflects the Board’s expectation that each director will meet his or her commitments to the position. The time commitments of directors vary substantially with regard to their individual involvement with their primary positions; their involvement with other commercial, charitable and other organizations; and otherwise. A director’s involvement with other boards is just one factor to be considered in deciding if a director can devote the time and attention necessary to be an informed and effective director.

Intel has a policy, and an approval process, that generally limits each employee to serving on no more than one company board as a personal, non-Intel activity. The approval process considers both the time commitment involved and the potential for business conflicts between Intel and the other company. This policy is applicable to Intel’s three management directors and its other officers.

Communications from Stockholders to the Board. The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by e-mail to corporate.secretary@intel.com, by fax to (408) 653-5661 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the company for review and possible response.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Guidelines on Significant Corporate Governance Issues, and the Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Guidelines are posted on Intel’s Investor Relations web site at www.intc.com under the “Corporate Governance & Social Responsibility” section. This web site also includes Intel’s Corporate Business Principles and Principles for Responsible Business, which are adopted by the Board. The Corporate Business Principles is the company’s code-of-ethics document for all employees and also applies to the independent directors with regard to their Intel-related activities. In addition to the Corporate Business Principles, we have adopted Principles for Responsible Business that are intended to succinctly express our commitment to ethical and legal business practices on a worldwide basis. Most of those topics are discussed in more detail in the Corporate Business Principles, and others are covered in other company policies and practices.

Among other matters, the Guidelines include the following items concerning the Board:

•	The Board believes that there should be a substantial majority of independent directors on the Board. The Board’s general policy, based on experience, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. The Board has an independent director designated as the Lead Independent Director, who is responsible for coordinating the activities of the other independent directors and performs various other duties.

•	Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	All directors stand for reelection every year.

•	The Board has adopted a retirement policy for officers and directors. Under the policy, independent directors may not stand for reelection after age 72, and management directors, other than former Chief Executive Officers, may not stand for reelection after age 65. Following Dr. Barrett’s tenure, the Chief Executive Officer may continue as CEO no later than the annual stockholders’ meeting at which the person is age 60; however, a former CEO may continue to be employed by the company in another capacity beyond that time, including until age 72 as a director, and as Chairman of the Board. Other corporate officers may continue as such no later than age 65.

•	Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Intel in addition to their Board compensation. To the extent practicable, independent directors who are affiliated with our service providers will undertake to ensure that their compensation from such providers does not include amounts connected to payments by Intel.

•	Board members must act at all times in accordance with the requirements of our Corporate Business Principles, which are applicable to each director in connection with his or her activities relating to Intel. This obligation includes adherence to Intel’s policies with respect to conflicts of interest, confidentiality, protection of Intel’s assets, ethical conduct in business dealings, and respect for and compliance with applicable law. Any waiver of the requirements of the Corporate Business Principles with respect to any individual director or executive officer will be reported to, and subject to the approval of, the Board.

•	The Board appoints members of Board committees.

•	The Audit, Compensation, Corporate Governance and Nominating Committees consist entirely of independent directors.

•	The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect Board requests and changing business and legal issues. The Board will have regularly scheduled presentations from Finance, Sales and Marketing, and the major business segments and operations of the company. The Board’s annual agenda will include, among other items, the long-term strategic plan for the company, capital projects, budget matters and management succession.

•	The Board has access to contact and meet with any Intel employee. The Board has a program for members, when traveling, to make arrangements in advance to visit Intel sites and meet with local management and other employees on a worldwide basis.

•	The Chief Executive Officer reports at least annually to the Board on succession planning and management development.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer and other senior management personnel.

•	The Board has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

•	The Board works with management to schedule new-director orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with Intel’s businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for Board members may include a mix of in-house and third-party presentations and programs.

•	Directors and officers are encouraged to be Intel stockholders through their participation in our stock option and employee stock participation plans. The Board has established stock ownership guidelines for independent directors and corporate officers to help ensure that they each maintain an equity stake in Intel, and by doing so, appropriately link their interests with those of the other stockholders. These guidelines provide that within a five-year period following appointment or election, the covered individuals should attain and hold an investment position (not including unexercised stock options) of no less than a specified number of shares of Intel stock (for officers, approximating three to five times the sum of their base salary and annual incentive target, depending on the individual’s scope of responsibilities, and there is a similar guideline for independent directors). With limited exceptions, directors and officers may not invest in (purchase or otherwise receive, or write) derivatives of Intel securities, e.g., puts and calls on Intel securities or enter into any “short sales” or “short positions” with respect to Intel securities. A short position is one in which the holder will profit if the market price of the securities either remains the same or decreases. Intel considers it inappropriate and contrary to the interests of Intel and its stockholders for directors and officers to take such investment positions.

Policy on Poison Pill Plans

In 2001, a stockholder submitted a request to Intel regarding the approval process for adopting stockholders’ rights plans (also known as “poison pills”). We do not have a poison pill and are not presently considering the adoption of such a device. Following consideration of the stockholder’s request, the Board adopted a statement of policy that it shall seek and obtain stockholder approval before adopting any poison pill, provided, however, that the Board may revise or repeal this policy without prior public notice, and the Board may thereafter determine to act on its own to adopt a poison pill if, under the circumstances, the Board in its exercise of its fiduciary responsibilities, including the majority of the independent members of the Board, deems it to be in the best interests of Intel’s stockholders to adopt a poison pill without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. The Board has directed the Corporate Governance Committee to review this policy statement, including the proviso, on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The Committee last reported to the Board in January 2004 that the policy should continue in effect without change. The terms of the policy, as in effect, are included in our published Corporate Governance Guidelines and proxy statements.

DIRECTORS’ COMPENSATION

It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Intel in addition to their Board compensation. To the extent practicable, independent directors who are affiliated with our service providers undertake to ensure that their compensation from such providers does not include amounts connected to payments by Intel.

In 2003, each independent director was paid a retainer fee of $60,000, except for Mr. Thornton, who received a prorated retainer fee reflecting his period of service on the Board. The Lead Independent Director and the Chairman of the Audit Committee each receive an additional $20,000 per year, and other committee chairs each receive an additional $10,000 per year. Board members do not receive per-meeting fees. The Board’s current view is that per-meeting fees are inappropriate, because attendance at all meetings is expected, and a substantial amount of the Board’s work is done in committee meetings and outside of formal meetings.

Intel also grants stock options to independent directors. In accordance with our 1984 Stock Option Plan, option grants to independent directors may not exceed 40,000 shares per director per year, and the option exercise price must be equal to the market value on the date of grant. During 2003, we granted each independent director an option to purchase a total of 15,000 shares at an exercise price of $18.73 per share, except for Mr. Thornton, who was granted an option to purchase 12,500 shares at an exercise price of $24.58 upon his appointment as a director in July 2003.

Intel has a deferred compensation plan for independent directors. Under this plan, independent directors may elect to defer up to 100% of their annual fees and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments over 5 years or 10 years, and either to begin receiving distributions at retirement or at the earlier of retirement and a date specified at the time of the election, which cannot be less than 24 months from the election date. This deferred compensation is an unsecured obligation of Intel. Dr. Shaw and Mr. Hundt participated in the deferred compensation plan with respect to fees for 2003, and they and other directors have participated in prior years.

In 1998, the Board terminated its retirement program for independent directors. All independent directors serving at the time of termination were vested with the number of years served. Directors vested under the program receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning at commencement of retirement and continuing for the lesser of the number of years served as an independent director or the life of the director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To Intel’s knowledge, the following table sets forth information regarding ownership of Intel’s outstanding common stock on February 20, 2004 by (i) each director, director emeritus and named executive officer, and (ii) all directors, directors emeriti and executive officers as a group. Intel does not know of any person who beneficially owns more than 5% of its outstanding common stock. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned at February 20, 2004		Percent of Class
Gordon E. Moore, Director Emeritus and Chairman Emeritus of the Board	175,247,557		2.7%
Andrew S. Grove, Director and Chairman of the Board	11,146,006	(1)	*
D. James Guzy, Director	10,457,352	(2)	*
Leslie L. Vadasz, Director Emeritus	5,761,231	(3)	*
Craig R. Barrett, Director and Chief Executive Officer	5,736,150	(4)	*
Paul S. Otellini, Director, President and Chief Operating Officer	1,982,237	(5)	*
Andy D. Bryant, Executive Vice President and Chief Financial and Enterprise Services Officer	1,228,920	(6)	*
Winston H. Chen, Director	1,040,000	(7)	*
F. Thomas Dunlap, Jr., Senior Vice President and General Counsel	735,022	(8)	*
David B. Yoffie, Director	316,400	(9)	*
Jane E. Shaw, Director	288,512	(10)	*
David S. Pottruck, Director	104,350	(11)	*
E. John P. Browne, Director	101,600	(12)	*
Charles E. Young, Director	82,100	(13)	*
Reed E. Hundt, Director	55,000	(14)	*
Charlene Barshefsky, Director	—		*
John L. Thornton, Director	—		*
All directors, directors emeriti and executive officers as a group (23 individuals)	222,342,706	(15)	3.4%

*	Less than 1%.

(1)	Includes outstanding options to purchase 3,420,696 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 40,000 shares owned by a private charitable foundation for which Dr. Grove shares voting authority. Dr. Grove disclaims beneficial ownership of the shares held by the foundation.

(2)	Includes outstanding options to purchase 220,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 10,040,350 shares held by the Arbor Company of which Mr. Guzy is a general partner.

(3)	Includes outstanding options to purchase 90,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 5,188,327 shares held by a family trust for which Mr. Vadasz shares voting and disposition authority. Also includes 16,000 shares owned by a private charitable foundation for which Mr. Vadasz shares voting authority. Mr. Vadasz disclaims beneficial ownership of the shares held by the foundation.

(4)	Includes outstanding options to purchase 2,578,696 shares, which were exercisable as of February 20, 2004, or within 60 days from such date.

(5)	Includes outstanding options to purchase 1,293,586 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 1,286 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares.

(6)	Includes outstanding options to purchase 1,119,917 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

(7)	Includes outstanding options to purchase 300,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date.

(8)	Includes outstanding options to purchase 494,528 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 199,295 shares held by a family trust, 100 shares held in each of two separate trusts for the benefit of Mr. Dunlap’s daughters and 40,000 shares held in a family partnership for which Mr. Dunlap shares voting and disposition authority.

(9)	Includes outstanding options to purchase 220,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date.

(10)	Includes outstanding options to purchase 140,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 148,512 shares held by a family trust for which Dr. Shaw shares voting and disposition authority.

(11)	Includes outstanding options to purchase 80,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Includes 800 shares held by Mr. Pottruck’s daughter and 2,000 shares held by Mr. Pottruck’s son. Includes an aggregate of 13,400 shares held in three separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and disposition authority.

(12)	Includes outstanding options to purchase 100,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 1,600 shares held by Lord Browne for which he shares voting and disposition authority.

(13)	Includes outstanding options to purchase 78,500 shares, which were exercisable as of February 20, 2004, or within 60 days from such date. Also includes 500 shares held by Dr. Young’s spouse, and Dr. Young disclaims beneficial ownership of these shares. Also includes 100 shares held in each of seven trusts for Dr. Young’s grandchildren for which Dr. Young has voting and disposition authority.

(14)	Includes outstanding options to purchase 50,000 shares, which were exercisable as of February 20, 2004, or within 60 days from such date.

(15)	Includes outstanding options to purchase 14,811,313 shares, which were exercisable as of February 20, 2004, or within 60 days from such date.

STOCK PRICE PERFORMANCE GRAPH

This section includes a line graph comparing the cumulative total stockholder return on Intel common stock with the cumulative total return of the Dow Jones Technology Index and the Standard & Poor’s 500 Index for the period of five fiscal years commencing December 26, 1998 and ending December 27, 2003. The graph and table assume that $100 was invested on December 26, 1998 in each of Intel common stock, the Dow Jones Technology Index and the S&P 500 Index, and that all dividends were reinvested. Dow Jones and Company, Inc. and Standard & Poor’s Compustat Services, Inc. furnished this data. Cumulative total stockholder returns for Intel common stock, the Dow Jones Technology Index and the S&P 500 Index are based on Intel’s fiscal year.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN FOR INTEL, THE DOW JONES TECHNOLOGY INDEX AND THE S&P 500 INDEX

	1998	1999	2000	2001	2002	2003
Intel Corporation	$100	$133	$96	$104	$53	$102
Dow Jones Technology Index	$100	$180	$116	$85	$52	$76
S&P 500 Index	$100	$120	$110	$98	$75	$96

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) administers Intel’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, annually review and approve all executive officers’ compensation decisions, and administer our stock option plans (including reviewing and approving stock option grants to executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Compensation and Benefits Group in Intel’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Intel’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. For the past two years, the Committee has directly engaged an outside compensation consulting firm to assist the Committee in its review of the compensation for the executive officers.

General Compensation Philosophy

Our general compensation philosophy is that total cash compensation should vary with Intel’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the stockholders’ interests. This philosophy applies to all Intel employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. In 2003, the Committee engaged in a review of the executive compensation philosophy, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Committee sought the advice and input of both an outside compensation consultant and Intel management. Through this review, the Committee also identified the key strategic compensation design priorities for Intel: employee retention, cost management, the egalitarian treatment of employees, alignment with stockholder interests and continued focus on corporate governance. The Committee also considered whether any changes should be made to Intel’s cash compensation and stock option programs in support of these strategic priorities. Intel’s egalitarian focus caused the Committee to decide against consideration of equity vehicles that may differ between the executive officers and the broad-based employee population, and endorse the continued use of stock options for long-term incentive and retention for all employees. This compensation review confirmed that our compensation program elements individually and in the aggregate strongly support and reflect the compensation philosophy and strategic design priorities, both on a cash and long-term incentive basis.

In 2003, the Committee directly engaged an outside compensation consultant to provide an independent analysis of Intel’s executive compensation program and practices. The results of the analysis completed by this independent consultant, and corroborated by management and the Committee, included the following observations about Intel’s 2003 executive compensation:

•	Base salaries are less than the competitive norm.

•	Performance-based cash incentives are higher than the market, but when coupled with base salaries provide total cash compensation that is lower than the market.

•	Annual stock option grants, as an incentive for future performance, are targeted at less than competitive levels.

•	Additional stock grants at approximately seven-year intervals, with vesting beginning no earlier than five years from the grant date, are another means for long-term incentive and retention.

Both the Committee’s review and the outside compensation consultant’s review of Intel’s executive compensation practices suggest that our executive compensation has a higher proportion of total compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to more compensation risk for Intel’s executives than for the executives of competitor companies. This higher risk is due to the combination of lower-than-market base salaries and higher-than-market annual pay-for-performance incentive targets and the infrequent, long-vesting stock option grants. The higher-than-market compensation variability employed by Intel is closely linked to the company’s annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, the compensation variability yields higher total cash compensation, rewarding employees for excellent performance. Our philosophy is to pay higher-than-market average compensation over periods of sustained excellent performance. Despite improved company performance in 2003, our total executive cash compensation remained below the market average because our compensation philosophy requires that we consistently outperform the market to deliver above-market compensation. We have several performance-based compensation programs in which the majority of our employees are eligible to participate. Most Intel employees who are not compensated on a commission basis participate in a broad-based variable cash incentive program. Executive officers participate in the Executive Officer Incentive Plan (the “EOIP,” formerly known as the Executive Officer Bonus Plan).

Total annual cash compensation for the majority of Intel’s employees, including its executive officers, consists of the following components:

•	Base salary;

•	An annual pay-for-performance cash incentive dependent on Intel’s earnings per share (“EPS”) and performance against business group objectives for the performance period, and an individual incentive target; and

•	A semiannual cash award payment based upon company profitability.

Long-term incentive compensation is realized through the grant of stock options. All general full-time and part-time employees are eligible to receive stock options, including executive officers. Stock options require Intel stock price appreciation in order for the employees to realize any benefit, thus directly aligning employee and stockholder interests.

Our employees can also acquire Intel stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Intel stock at a discount to the market price with up to 10% of their salary and incentives (subject to certain limits), with the objective of allowing employees to profit when the value of Intel stock increases over time.

Setting Executive Compensation

In setting the annual base salary and individual EOIP pay-for-performance incentive target amount (together, base salary and incentive target are referred to as “BSIT”) for each executive officer, the Committee reviews executive compensation information derived from nationally recognized compensation surveys. The Committee utilizes a cross-industry subset of companies as well as a technology industry subset of companies generally considered to be comparable to Intel, most of which are included in the Dow Jones Technology Index. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer BSIT below the average salaries for comparable jobs in the marketplace. However, when Intel’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the performance-based compensation programs may lead to total cash compensation levels that are higher than the average cash compensation for comparable jobs. Conversely, total cash compensation levels may be reduced and become further behind competitive cash compensation averages in times of poor performance. While our philosophy is to pay higher-than-market-average compensation in times of excellent performance (due to higher-than-market pay at risk), in 2003, despite the successful achievement of business goals and a significant EPS increase, total executive cash compensation remained lower than the market average.

The Committee reviews the executive officers’ compensation levels for internal consistency relative to the 100 most highly paid Intel employees. In January 2004, the Committee reviewed the total remuneration that each of the top five most highly compensated executive officers could potentially receive in each of the next ten years, under scenarios of continuing employment with the company or upon retirement from the company. Total remuneration included all aspects of the executive officer’s future cash-convertible benefits, total cash compensation (base salary plus incentive) from continuing employment, the future value of stock options under varying stock price growth assumptions and including as applicable the impact of accelerated vesting upon retirement, and the value of any deferred compensation and profit sharing retirement benefits.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Intel may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. Intel’s stockholder-approved 1984 Stock Option Plan and the EOIP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Base Salary

The Committee reviews the history of and proposals for the compensation of each of Intel’s executive officers, including cash and equity-based components. In accordance with our compensation philosophy that total cash compensation should vary with company performance, the Committee establishes executive officers’ base salaries at levels that it believes are below the average base salaries of executives of companies it considers comparable to Intel. The Committee also sets executive officers’ base salaries as a percentage of BSIT, taking into account each officer’s level and amount of responsibility. As a result, a large part of each executive officer’s potential total cash compensation is variable and dependent upon Intel’s performance.

In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their BSIT fixed as base salary and the highest percentage of their BSIT variable as their individual incentive target amount. For example, in 2003, the base salary for Dr. Barrett, Chief Executive Officer, was 50% of his total BSIT. The other executives’ base salaries were determined in the same manner, but for 2003, the base salary as a percentage of their BSIT ranged from 50% to 65%, depending on their job responsibilities. Once base salary is fixed, it does not depend on Intel’s performance.

Performance-Based Compensation

Executive Officer Incentive Plan (EOIP)

The EOIP is a cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to Intel’s performance by making a large portion of their cash compensation variable and dependent upon Intel’s performance. EOIP participants have a higher proportion of their total cash compensation delivered through this pay-for-performance incentive, which equates to more compensation risk for Intel’s executives than for those of competitor companies due to the relative mix of lower-than-market base salary and higher-than-market annual EOIP pay-for-performance incentive targets. The higher-than-market compensation variability employed by Intel is closely linked to the company’s annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, the higher variability yields higher-than-

market total cash compensation, motivating and rewarding employees for excellent performance. While our philosophy is to pay higher-than-market-average compensation in times of excellent performance, in 2003, despite the successful achievement of business goals and a significant EPS increase, total cash compensation for all corporate officers, on average, remained lower than the market average.

The incentive formula has three variables: (1) the executive officer’s annual incentive target, (2) Intel’s EPS and (3) a factor pre-established each year by the Committee (the “Performance Factor”), all of which are further explained below. At the end of each year, the individual’s incentive target is multiplied by Intel’s EPS for the year and the Performance Factor to calculate the actual EOIP amount for that year. The EOIP has a cap limiting each individual’s incentive payment to a maximum annual limit of $5,000,000. After the individual incentive amounts are calculated, the Committee reviews and authorizes each participant’s actual incentive payments and has the discretion to reduce (but not increase) a participant’s incentive payment. The EOIP does not specify criteria that the Committee must use in exercising its discretion to reduce EOIP payments, and it also does not require the Committee to make any reductions. The Committee has often reduced the incentive amounts below what the EOIP formula would allow, and, as described below, it did so for the 2003 incentive payments.

For purposes of this formula, EPS is the greater of (x) Intel’s operating income or (y) Intel’s net income divided by Intel’s weighted average common and common equivalent shares outstanding. The Committee may adjust Intel’s operating income or Intel’s net income based on objective criteria selected by the Committee in its sole discretion and in compliance with IRS regulations. These adjustments may include, but are not limited to: asset write-downs; litigation; claim judgments, settlements or tax settlements; the effects of tax law changes, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Intel’s annual report to stockholders for the applicable year. Operating income does not include gains or losses on equity securities or interest and other income earned by Intel, and does not include a deduction for interest expense and income taxes; as a result, EPS based on operating income generally exceeds EPS based on net income. The Performance Factor applied to EPS as mentioned above is a predetermined factor that considers BSIT market competitiveness, forecasted EPS growth and performance probability, with the purpose of setting challenging employee performance expectations.

In January 2003, the Committee established individual incentive targets ranging from $135,000 to $610,000 for each of the executive officers (representing a range of 35% to 50% of BSIT) and set the Performance Factor as 3.50 for the 2003 performance period, unchanged from 2002 with expectations of a delayed financial market recovery. The 2003 financial results yielded an EPS based on operating income of $1.14†, which exceeded adjusted net income per share of $0.83† and led to an EPS value, as defined, of $1.14† to be used in the formula for determining the maximum incentive amount (EPS for 2003 under generally accepted accounting principles was $0.85 per share). The Committee adjusted down net income EPS to remove the positive effects of divestiture-related tax benefits in 2003. The Committee adjusted up net income EPS for a goodwill impairment charge for certain executive officers, but excluded the top four most highly paid executives and one other executive, holding them accountable for the strategic decisions from which the goodwill impairment stemmed.

For the 2003 performance period, the Committee exercised its discretion to reduce incentive payments below what would have been allowed under the EOIP. These incentives were limited to the amounts that would have resulted from calculating the incentives under the broad-based employee plan, with the exception of the incentives for certain executives, which were further reduced below this level, including the incentives for the top four most highly paid executives and one other executive. The broad-based plan also takes into account whether certain business groups have met their objectives over the performance period. The goals are set annually and vary from year to year. In determining incentives payable to the executive officers with responsibility for Intel’s overall performance, such as the Chief Executive Officer and the President, the Committee takes into account the corporate average score on achievement of business objectives. For executive officers with specific responsibility for a particular business group, achievement scores are based on either the individual business group’s score or a combination of the group’s score and the corporate average score. The broad-based plan also uses a Performance Factor in its calculation, as generally described above; the

†	Both operating income per share and adjusted net income per share are not defined under generally accepted accounting principles and are not deemed alternatives to measure performance under GAAP. As explained above, the EOIP is based on either operating income or net income, both of which can be adjusted by the Committee at its discretion. We have presented EPS based on operating income and EPS based on adjusted net income per share solely to indicate the inputs to the EOIP formula for 2003 and the discretionary adjustments made by the Committee. EPS under GAAP was $0.85 for 2003. To arrive at adjusted net income per share of $0.83, GAAP net income was adjusted on a per share basis to exclude a fourth-quarter goodwill impairment charge of $611 million and exclude $758 million in tax benefits related to the 2003 divestitures. EPS based on operating income adds to GAAP net income per share, the per share impact of income tax expense of $1,801 million, loss on equity securities, net of $283 million and subtracts interest and other, net of $192 million.

Performance Factors for the broad-based plan and the EOIP plan may differ. Incentives paid to executive officers for 2003 under the EOIP were on average 33% higher than incentive payments for 2002, which is in general accordance with the intent of the EOIP to reflect the relative level of Intel’s financial performance from year to year, consistent with the significant earnings growth achieved in 2003. Incentives paid to executive officers for 2002 were approximately flat with the incentives for 2001.

†EPS	is net income divided by Intel’s weighted average common
shares	outstanding, assuming dilution.

Semiannual Cash Award

The semiannual cash award offers cash incentive payments to employees, including executive officers, based on corporate profitability. Twice a year, eligible employees receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of incentive targets as applicable) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a total payment based on 4% of net income, whichever is greater. Cash award payments are made in the first and third quarters of each year based on corporate performance for the preceding two quarters. The plan also has a provision for rewarding employees for helping Intel achieve customer satisfaction goals under Intel’s Customer Excellence Program, and this provision resulted in an extra day of pay for each employee in 2003. Cash award payments earned in 2003 totaled 18.4 days of pay per employee.

Profit Sharing Retirement Plans

Intel has both tax-qualified and non-qualified capital accumulation/retirement plans (“Profit Sharing Retirement Plans”). The tax-qualified plans are available to eligible employees in the U.S., and there are similar plans for certain of Intel’s non-U.S. subsidiaries. The non-qualified plan is a supplemental, deferred compensation plan that provides eligible U.S. employees with the opportunity for contributions that could not be credited to their individual accounts under the qualified plan because of Tax Code limitations. The Profit Sharing Retirement Plans are defined contribution plans designed to accumulate retirement funds for employees, including executive officers, and to allow Intel to make contributions or allocations to those funds. Intel’s contributions are made at its discretion and may vary with the company’s financial performance, particularly revenue and income. Company contributions made under the plans vest beginning after three years of service in 20% annual increments until the employee is 100% vested after seven years. Additional company contributions made after the seven-year period are immediately vested. All company contributions are invested in a diversified equity portfolio. For 2003, Intel’s discretionary contributions (including allocation of forfeitures) to the Profit Sharing Retirement Plans for all eligible employees, including executive officers, equaled 8% of eligible salary (which includes actual incentive payments as applicable). The Tax Code limits contributions to individual accounts for the qualified plan. Where Tax Code limits applied, Intel allocated the excess, up to 8% of eligible salary, to the non-qualified plan for eligible employees, including executive officers.

Stock Options

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Intel uses stock options as its primary incentive vehicle. The use of stock options was affirmed by Intel management and the Committee through the compensation philosophy analysis completed in March 2003, as being the best equity vehicle for Intel with its continued focus on growth and innovation. Stock options align employees’ interests precisely with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value. On the other hand, restricted stock vehicles have value to an employee regardless of the company’s performance (unless the stock price falls to $0). If the stock price drops from the price at which restricted stock was granted, the restricted stock simply has less value. As an example, if our executives received restricted shares while the broad-based employee population received stock options, in a declining stock price environment, the broad-based employee population may be holding options having no value, because the market price would be below the exercise price, while the executives would be holding shares of restricted stock with a value equivalent to the then-current Intel stock price. Our belief in the egalitarian treatment of all employees caused us to decide against the use of equity vehicles that may differ between the executive officers and the broad-based employee population. Performance shares were also decided against due to the high level of pay-for-performance variability already included in the elements of our compensation program, the strong belief in the egalitarian treatment of all employees, and the fact that we believe that stock options directly link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to maximize stockholder value over the long-term period. Unless stockholder value increases, stock options yield no increased compensation to the employees.

Intel’s stock option programs are broad-based and in 2003, more than 90% of our full-time employees received stock option grants. Approximately 98% of the options covered by those grants went to employees other than the top five most highly compensated executive officers in 2003; for the period 1999 to 2003, only 1.2% of all options granted were granted to the top five most highly compensated executive officers. The percentage of stock option grants to the top five most highly paid executives is higher for 2003 than for the preceding five-year period as a result of infrequent long-term stock option grants to two executives. This percentage is expected to be lower in 2004. The Compensation Committee has established a policy that in any one year Intel may not grant more than 5% of total options granted to the Chief Executive Officer and the next four most highly compensated executive officers. (See the “Option Grants in Last Fiscal Year” table under the heading “Executive Compensation.”)

Intel has two stock option plans under which it grants stock options. The stockholder-approved 1984 Stock Option Plan, as amended, expires in May 2004 and is generally used for making annual grants to officers and directors as a part of Intel’s executive performance review process, and is also used for infrequently granted long-term executive performance incentive and retention grants. The 1997 Stock Option Plan, under which the majority of Intel’s stock options are granted, is used for stock options that are granted to employees other than officers and directors, and is not a stockholder-approved plan. Annual stock option grants for executives are a key element of market-competitive total compensation. In 2003, the Committee approved annual stock option grants for the executive officers and long-term executive performance incentive and retention grants for two of the executive officers. Individual grant amounts were based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at other companies. The long-term executive performance incentive and retention grants are generally granted to an executive every six to seven years, vesting 25% annually beginning five or six years after the date of grant. These long-term incentive and retention grants are a critical component of the executive officer total compensation program. The delayed vesting of these grants requires focus on Intel’s long-term performance and stock price appreciation.

In general, initial grants that employees receive when they begin employment at Intel are exercisable in 20% annual increments over a five-year period. Grants subsequent to hire generally become exercisable in 25% annual increments over a four-year period. Prior to 2003, grants subsequent to hire became exercisable five years after the date of grant (for example, options granted in 2002 become exercisable in 2007). The 2003 Committee-approved change of the standard vesting schedule to the linear format, in which 25% of a grant is vested each year over a four-year period, was made in the belief that it would make Intel’s option grants more competitive with those of other companies and help reduce the effects of market price volatility on any grants vesting within any particular year. The impact of market price volatility is reduced by having, in a given year, a percentage of options granted over a period of several years, each vesting with a different grant price. Stock options under the 1984 and 1997 plans are granted at a price equal to the market price on the date of grant.

With the upcoming expiration of the 1984 Stock Option Plan, we are submitting for stockholder approval a new equity plan that upon approval will replace both the 1984 and 1997 Stock Option Plans. If stockholders approve the new equity plan, we will cancel any remaining shares available for grant under the 1997 Stock Option Plan and make no further grants from this plan. This new equity plan will be significantly shorter in duration than the existing plans—two years rather than the ten-year terms of the current plans—providing stockholders with more frequent opportunities to approve Intel’s equity plan. The new equity plan will also allow for very limited use of additional equity vehicles in the future should the Committee determine that there is a need to do so; however, our intent is to continue to offer a broad-based stock option program.

Stockholding Guidelines

Because the Committee believes in linking the interests of management and stockholders, the Board approved stockholding guidelines for Intel’s executive officers in 2003. The holding guidelines specify a number of shares that the executive officers must accumulate and hold within five years of the later of the effective date of the program or the date of appointment as an officer. The specific share requirements are based on a multiple of annual target total cash compensation ranging from 3X to 5X, with the higher multiples applicable to Intel’s executive officers having the highest levels of responsibility.

Personal Benefits

Intel seeks to maintain an egalitarian culture in its facilities and operations. Officers are not entitled to operate under different standards than other Intel employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. Our loan programs, although modest in nature, are not available to executive officers. There are no outstanding loans of any kind to any executive officer, and since 2002, federal law has prohibited any new company loans to executive officers. We expect our officers to be role models under our Corporate Business Principles, which are applicable to all employees, and officers are not entitled to operate under lesser standards.

Company Performance and CEO Compensation

Intel’s compensation program is designed to promote the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of our Chief Executive Officer, Dr. Barrett. Dr. Barrett’s BSIT is determined in the same manner as described for all executive officers. In setting compensation levels for the Chief Executive Officer, the Committee considers comparative compensation information from other companies for the prior year. However, consistent with the Committee’s general practice and discretionary authority, Dr. Barrett’s 2003 salary and individual pay-for-performance incentive target were not tied directly to the comparative compensation data but set at levels believed to be below average. In January 2003, Dr. Barrett’s base salary and pay-for-performance incentive target were set at levels that were 49% of the competitor company average for base salary, 35% of the competitor company average for target incentive-based compensation and 41% of the competitor company average for BSIT.

Under the EOIP, Dr. Barrett’s actual pay-for-performance incentive for 2003 (paid in 2004) was $1,421,300. This incentive, like the incentives paid to each of the other executive officers under the EOIP, was less than the maximum amount payable under the EOIP formula. Although Dr. Barrett’s BSIT was 41% of the average total target compensation disclosed by peer companies, due to the higher variability in Intel’s total compensation program, his actual cash compensation (base salary and incentive) for 2003 was 71% of the average total actual cash compensation disclosed by the peer companies.

In 2003, the Committee awarded Dr. Barrett the following stock options: (1) a January 2003 long-term stock option grant to purchase 1,000,000 shares of stock, which becomes exercisable 25% annually in each of 2009 through 2012 and requires long-term stock price appreciation for Dr. Barrett to benefit from this grant, and (2) an April 2003 annual stock option grant to purchase 350,000 shares of stock, which becomes exercisable in 2004 through 2007 in 25% annual increments. Both the January 2003 and the April 2003 stock grants expire 10 years from the grant date. In 2003, Intel also contributed $16,000 to Dr. Barrett’s account under the tax-qualified retirement plan and allocated $118,800 to Dr. Barrett’s account under the non-qualified retirement plan. In general, Dr. Barrett’s retirement plan accounts are available to Dr. Barrett only upon retirement or termination from Intel as an employee, or upon disability or death.

The Committee is pleased to submit this report to Intel’s stockholders and believes that Intel’s pay-for-performance executive compensation sets the standard for best-in-class executive compensation practices.

Compensation Committee:

Reed E. Hundt, Chairman	Winston H. Chen
E. John P. Browne	David S. Pottruck

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Intel employees, including executive officers, are employed at will by the company and do not have employment agreements.

From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers have not historically been eligible for any of these programs, nor does Intel retain executive officers following retirement on a part-time or consultancy basis. In 2002, we received a request from a stockholder to adopt a policy that, absent stockholder approval by vote, Intel would not pay severance to a departing executive officer in excess of 2.99 times that officer’s most recent annual salary and bonus. We have no practice of making such payments, nor do we have any plans to do so in the future, but the stockholder still requested that we adopt the policy so as to cover any such payments that we might make in the future. Following discussions with the stockholder, the Board adopted a policy that Intel will seek stockholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding three times the executive’s base compensation. For this purpose, “future severance agreements” means any such agreements that we may enter into after adoption of this policy by the Board in February 2003, and includes employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying or extending such agreements, but does not include retirement plans, deferred compensation plans, early retirement programs, or similar plans or programs available to more than 50 employees on reasonably similar terms. “Senior executive” means any of our top five most highly compensated employees in the calendar year preceding termination of employment, and any executive listed in the compensation table in our annual proxy statement in any of the five years preceding termination of employment. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive. “Benefits” does not include settlement of a legal obligation, such as a cash payment in exchange for the surrender of vested stock options, or payments to settle pending or threatened litigation. “Base compensation” shall be determined consistent with federal regulations under Tax Code Section 280G, and generally means the executive’s average W-2 compensation over the five full calendar years preceding termination of employment. The Board may in its discretion revise or terminate this policy in the future, but will at that time publicly disclose any such action on its part.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Intel’s Policies. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities or loyalty to Intel. These policies are included in our Corporate Business Principles, which cover Intel’s directors, executive officers and other employees. Each director and executive officer is instructed to always inform the Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate Intel’s guidelines. If in a particular circumstance it is concluded that there is or may be a perceived conflict of interest, the Board will instruct Intel’s legal department to work with the relevant business units at Intel to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board or the Audit Committee.

NASDAQ Rules. Conflict of interest situations are also governed by the NASDAQ rules defining “independent” director status. Each of our directors other than Messrs. Grove, Barrett and Otellini qualify as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director had certain employment, business or family relationships with the company. The NASDAQ independence definition includes a requirement that the Board also review the relations of each independent director to the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Intel with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management.

SEC Rules. In addition to the Intel and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Intel and a director, executive officer or other specified party. There was one such transaction in 2003 that requires disclosure: Intel retained the law firm of Wilmer Cutler Pickering LLP to perform legal services in 2003, and is continuing to use that firm in 2004. Ambassador Barshefsky, one of Intel’s directors, is Senior International Partner of this firm. Our use of Wilmer Cutler Pickering LLP began before Ambassador Barshefsky was elected to the Board. In accordance with the Corporate Governance Guidelines, Ambassador

Barshefsky’s compensation from Wilmer Cutler Pickering LLP does not include amounts connected to payments made by Intel to the law firm. Specifically, other than the retention of Wilmer Cutler Pickering LLP, we have not engaged in any transaction, or series of similar transactions, since the beginning of 2003, or any currently proposed transaction, or series of similar transactions, to which Intel or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of Intel’s common stock or members of their immediate family had, or will have, a direct or indirect material interest.

In addition, none of the following persons has been indebted to Intel or its subsidiaries at any time since the beginning of 2003: any director or executive officer of Intel; any nominee for election as a director; any member of the immediate family of any of the directors, executive officers or nominees for director; any corporation or organization of which any of the directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

Relationships. Intel is a large business organization with worldwide operations, and it engages in thousands of purchase, sale and other transactions annually. We have various types of business arrangements with corporations and other organizations in which an Intel director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship. We enter into these arrangements in the ordinary course of our business, and they typically involve Intel receiving or providing some good or service on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules. We do not believe that in any such case either Intel or the other corporation or organization is a sole-source supplier to the other with regard to the relevant good or service. We also do not believe that in any case the director, executive officer or nominee for director receives any compensation from the other corporation or organization that is directly linked to the revenue or profits of the Intel-related business. Any revenue or profits from Intel-related business may, of course, be indirectly reflected in the overall revenue or profits of the other corporation or organization, which in turn may affect the individual’s overall compensation or the value of his or her investments in the corporation or organization.

Under our Intel Capital program, we make equity investments in companies around the world to further our strategic objectives and support our key business initiatives. The Intel Capital program focuses on investing in companies and initiatives to stimulate growth in the Internet economy and its infrastructure, create new business opportunities for Intel, and expand global markets for our products. The investments may support, among other things, Intel product initiatives, emerging trends in the technology industry or worldwide Internet deployment. This strategic investment program helps advance our overall mission to be the preeminent supplier of building blocks to the worldwide Internet economy. Many of our investments are in private companies, including development-stage companies with little or no revenue from current product offerings. We invest in companies that develop software, hardware and other technologies or provide services supporting our technologies. Any one or more of these companies may be a supplier, vendor, customer, joint-venture partner or investment of a corporation or other organization with which an Intel director, executive officer or nominee for director, or one of their family members, is affiliated.

Intel has a corporate charitable donations program and has established the Intel Foundation for similar activity. Our charitable activities focus primarily on pre-collegiate mathematics, science and computer-related programs on a worldwide basis. We have a program whereby we will match certain charitable donations of individual employees up to $10,000 per employee per year. Directors and executive officers are eligible to participate in this matching program on the same terms as other Intel employees. It is possible that through this matching program and/or the Intel Foundation, we may make charitable contributions to organizations at which an Intel director, executive officer or nominee for director, or one of their family members, is a director, trustee, consultant or employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during 2003 were independent directors, and none of them were employees or former employees of Intel. During 2003, no Intel executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Intel’s Compensation Committee or Board.

EXECUTIVE COMPENSATION

The following tables set forth the annual compensation for our Chief Executive Officer and the four other most highly compensated executive officers serving at the end of 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards (2)	All Other Compensation ($)(4)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options (#)(3)
Craig R. Barrett Chief Executive Officer	2003 2002 2001	610,000 610,000 575,000	1,512,100 1,070,400 1,075,300	— — —	1,350,000 584,000 484,696	134,800 134,900 264,800

Andrew S. Grove Chairman of the Board	2003 2002 2001	354,000 431,000 525,000	877,700 755,500 981,800	— — —	100,000 — 384,696	90,700 112,600 243,800

Paul S. Otellini President and Chief Operating Officer	2003 2002 2001	350,000 350,000 300,000	867,600 612,600 561,000	— — —	900,000 664,000 357,586	77,200 73,000 125,400

Andy D. Bryant Executive Vice President Chief Financial and Enterprise Services Officer	2003 2002 2001	290,000 280,000 260,000	746,700 532,300 468,000	— — —	200,000 1,332,852 253,704	66,000 59,900 121,800

F. Thomas Dunlap, Jr. Senior Vice President and General Counsel	2003 2002 2001	270,000 270,000 260,000	590,100 375,500 358,500	— — —	100,000 569,568 209,136	51,800 50,300 100,200

(1)	This amount includes the performance incentive payments earned under the EOIP and the semiannual cash awards for 2001, 2002 and 2003. Bonuses paid under the EOIP and the semiannual cash award for the second half of the relevant year are typically paid in the year following the year in which they were earned.

(2)	Intel does not offer any restricted stock awards, stock appreciation rights or long-term incentive programs, other than through long-term performance incentive and retention stock options with vesting generally beginning six years after the grant date.

(3)	Indicates number of shares of common stock underlying options.

(4)	All amounts listed in this column are composed of discretionary company contributions made under Intel’s non-qualified, defined contribution retirement plan and discretionary company contributions of $16,000 in 2003 ($16,000 in 2002 and $13,600 in 2001) for each of the named executives to Intel’s qualified, broad-based defined contribution retirement plan. These amounts are to be paid out to the named executives only upon retirement, termination, disability or death.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (2)		Exercise or Base Price ($/Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
Name						5%	10%
C. Barrett	1,000,000 350,000	0.91 0.32	% %	16.42 18.63	01/22/13 04/22/13	10,326,400 4,100,700	26,169,300 10,392,000

A. Grove	100,000	0.09%		18.63	04/22/13	1,171,600	2,969,100

P. Otellini	600,000 300,000	0.55 0.27	% %	16.42 18.63	01/22/13 04/22/13	6,195,900 3,514,900	15,701,600 8,907,400

A. Bryant	200,000	0.18%		18.63	04/22/13	2,343,300	5,938,300

T. Dunlap	100,000	0.09%		18.63	04/22/13	1,171,600	2,969,100

(1)	Options granted to executives on January 22, 2003 are long-term options for executive officer performance incentive and retention (generally granted every five to eight years based upon performance) exercisable 25% annually in each of 2009 through 2012. Options granted on April 22, 2003 are annual performance incentive grants exercisable 25% annually in each of 2004 through 2007.

(2)	Based on a total of 109.9 million shares subject to options granted to employees under Intel’s option plans in 2003.

(3)	Under all stock option plans, the option purchase price is equal to the market price at the date of the grant. Options were granted to executives on January 22, 2003 and April 22, 2003.

(4)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of Intel common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 27, 2003 (#)(1)		Value of Unexercised In-the-Money Options at December 27, 2003 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Barrett	512,000	7,002,200	2,252,696	3,590,000	44,532,900	34,019,400
A. Grove	—	—	3,204,696	816,000	56,353,600	3,541,400
P. Otellini	1,000,000	13,553,200	1,185,586	2,660,000	22,922,100	23,243,800
A. Bryant	192,000	2,680,100	919,917	1,846,639	20,169,100	10,270,400
T. Dunlap	384,000	8,254,800	440,528	1,268,176	7,026,800	11,661,800

(1)	These amounts represent the total number of shares subject to stock options held by the named executives at December 27, 2003. These options were granted on various dates during the years 1994 through 2003.

(2)	These amounts represent the difference between the exercise price of the stock options and the price of Intel common stock on December 26, 2003 (the last day of trading for the fiscal year ended December 27, 2003) for all in-the-money options held by the named executive. The in-the-money stock option exercise prices range from $4.20 to $30.70. These stock options were granted at the market price of the stock on the grant date.

PENSION PLAN TABLE

	Years of Service
Eligible Compensation	15	20	25	30	35
$200,000 and above	$37,713	$50,284	$62,855	$75,426	$87,997

The Pension Plan provides for minimum pension benefits determined by a participant’s years of service credited under the plan, final average compensation, taking into account the participant’s Social Security wage base and the value of the company contributions, plus earnings on behalf of the participant, in the Profit Sharing Retirement Plan. If the annuity value of the participant’s Profit Sharing Retirement Plan account balance exceeds the pension guarantee, the participant will receive benefits from the Profit Sharing Retirement Plan only. Compensation includes regular earnings and most bonuses. However, maximum eligible compensation for 2003 is $200,000, in accordance with Section 401(a)(17) of the Tax Code. This amount is subject to cost-of-living adjustments in accordance with Section 415(d) of the Tax Code.

The table illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the Pension Plan to persons in the specified compensation and years of service classifications for Social Security benefits. The Employee Retirement Income Security Act of 1974 limits the amount of benefits that may be paid under pension plans qualified under the Tax Code. The amounts shown are subject to reduction to the extent that they exceed such limits, but they are not subject to reduction for Social Security benefits.

For each of the employees named in the Summary Compensation Table, the years of credited service as of year-end 2003 under the Pension Plan are: Dr. Barrett (29), Dr. Grove (35), Mr. Otellini (29), Mr. Bryant (22) and Mr. Dunlap (29).

REPORT OF THE AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and direction to Intel’s management in the best long-term interests of Intel and its stockholders. The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Intel’s annual financial statements.

Intel’s Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is attached hereto as Exhibit A. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. We have a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating, for example, to the reliability and integrity of its financial information and the safeguarding of its assets. Ernst & Young LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Intel’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee includes at least one independent director who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. E. John P. Browne is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is an SEC disclosure requirement related to Lord Browne’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Lord Browne any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal controls and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Director of Internal Audit and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent auditors’ presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In addition, the Audit Committee generally oversees Intel’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Intel regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Intel employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Intel’s independent auditors provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent auditors and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Ernst & Young are pre-approved by the Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular defined task or scope of work and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. We obtain these services from other service providers as needed. In 2003, at the direction of the Audit Committee, we took steps to reduce the scope and amount of permissible non-audit services obtained from Ernst & Young and to seek and obtain other providers of those services. This activity is continuing in 2004. See “Proposal 2: Ratification of Selection of Independent Auditors” for more information regarding fees paid to Ernst & Young for services in fiscal years 2003 and 2002.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2003 with management and the independent auditors; management represented to the Audit Committee that Intel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 27, 2003 for filing with the SEC.

Audit Committee:

Winston H. Chen, Co-Chairman	E. John P. Browne
Jane E. Shaw, Co-Chairman	D. James Guzy

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Ernst & Young LLP has been Intel’s independent auditors since Intel’s incorporation in 1968, and the Audit Committee has selected Ernst & Young as Intel’s independent auditors for the fiscal year ending December 25, 2004. The selection for 2004 was a result of a process in 2003 by which the Audit Committee solicited and received proposals from each of the four largest independent auditing firms: Deloitte & Touche LLP, KPMG LLP, PriceWaterhouseCoopers LLP and Ernst & Young. The Audit Committee initiated this process after consultation with management because it determined that there were possible benefits to be considered with regard to audit firm independence and obtaining a fresh look at Intel’s financial accounting and internal controls processes. This process was not related to the quality of services provided by Ernst & Young, nor was it undertaken with the expectation of realizing overall cost savings. After consideration of each of the proposals, the Audit Committee retained Ernst & Young as Intel’s independent auditors for 2004. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process will substantially assist in supporting auditor independence. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of common stock present or represented at the annual meeting, the Audit Committee will review its future selection of auditors.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2003. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. In recent years, we have not obtained any of these prohibited services from Ernst & Young, and we are able to obtain such services from the other firms named above and other service providers. We use each of the other three firms named above for various types of non-audit services, and for 2003, fees paid or accrued to those firms exceeded, in the aggregate, the $11,581,000 paid to Ernst & Young. In 2003, in connection with the review of auditing firms described above, the Audit Committee decided to reduce the scope and amount of permissible non-audit services obtained from Ernst & Young and to seek and obtain other providers of those services. This activity is continuing in 2004. A substantial amount of these services will be obtained from the other firms named above. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “The Board, Board Committees and Meetings” and “Report of the Audit Committee.”

We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

The following table shows the fees that Intel paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2003 and 2002.

	2003	2002
Audit Fees	$7,867,000	$6,097,000
Audit-Related Fees	$1,647,000	$2,520,000
Tax Fees	$1,905,000	$1,965,000
All Other Fees	$162,000	$184,000
Total	$11,581,000	$10,766,000

Audit Fees ($7,867,000; $6,097,000). This category includes the audit of Intel’s annual financial statements, review of financial statements included in Intel’s Form 10-Q quarterly reports, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees ($1,647,000; $2,520,000). This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Intel’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits, other accounting consulting, vendor compliance audits, royalty audits, distributor count compliance audits and spin-off audits.

Tax Fees ($1,905,000; $1,965,000). This category consists of professional services rendered by Ernst & Young, primarily in connection with Intel’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees ($162,000; $184,000). This category consists of fees for a venture capital fund audit, translation services, subscriptions, a research and development grant program audit, and other miscellaneous items.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young as Intel’s independent auditors for 2004.

PROPOSAL 3: APPROVAL OF THE 2004 EQUITY INCENTIVE PLAN

We are requesting that the stockholders vote in favor of adopting the 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Board on February 20, 2004. If adopted, this two-year 2004 Plan will replace our two existing stock option plans, one in advance of its expiration, and will become the sole plan for providing stock-based incentive compensation to eligible employees and non-employee directors. We firmly believe that a broad-based stock option program is a necessary and powerful employee incentive and retention tool that benefits all of Intel’s stockholders. The following summary of certain major features of the 2004 Plan is subject to the specific provisions contained in the full text of the 2004 Plan set forth as Exhibit B.

Approval of the 2004 Plan is intended to enable Intel to achieve the following objectives:

1.	The opportunity for stockholders to review Intel’s equity incentive plan annually. The limited two-year duration of the 2004 Plan will present stockholders with more frequent opportunities to consider and review the company’s equity incentive compensation program. Beginning in 2005, the Compensation Committee and management intend to submit annually for stockholder approval an extension of this proposed 2004 Plan. This annual renewal cycle will give the stockholders the opportunity to evaluate and vote on the continuation of the plan.

2.	The continued ability to offer stock-based incentive compensation to substantially all of Intel’s eligible employees and non-employee directors, while maintaining the company’s long-term average annual dilution at less than 2% of total shares outstanding. Dilution is the net of annual stock options or equity awards granted, less shares subject to awards that are forfeited or expired, divided by the company’s common shares outstanding at the beginning of the year.

3.	The ability to utilize various equity vehicles, including stock options, restricted stock or stock units, performance-based stock awards or stock appreciation rights, as deemed appropriate by the Compensation Committee and management to maintain Intel’s competitive ability to attract, retain and motivate employees at all levels. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Restricted stock is a share award conditioned upon continued employment, the passage of time or the achievement of performance objectives. A stock unit is the right to receive the market price of a share of stock, either in cash or in stock, in the future. A stock appreciation right is the right to receive the net of the market price of a share of stock and the exercise price of the right, either in cash or in stock, in the future. Intel has historically utilized stock options as its sole form of equity compensation. We intend to continue to use stock options as our primary form of equity compensation, but may use other forms of equity compensation on a limited basis as necessary for the attraction, retention and motivation of employees.

4.	The elimination of Intel’s non-stockholder-approved stock plan. Upon approval of the 2004 Plan, no further grants will be made from the non-stockholder-approved 1997 Stock Option Plan. The 1984 Stock Option Plan, last renewed and approved by stockholders in 1994, and which expires in May 2004, will also no longer be available for future grants. If it is approved, the 2004 Plan will be the only plan available for future grants.

5.	The reduction of Intel’s total stock overhang. Overhang is the total number of shares related to options granted but not yet exercised, plus shares available for grant, divided by total shares outstanding at the end of the reporting period. Under the two-year 2004 Plan, fewer shares would be available for issuance as awards than will be expiring or canceled from our existing plans. Overhang will be further reduced over time, as the majority of the options issuable under the 2004 Plan will have a maximum term of seven years, requiring earlier employee exercise. Historically, options granted under our stock option programs have generally had a term of 10 years.

6.	The furtherance of many compensation and governance best practices. The 2004 Plan prohibits stock option repricing, as well as the use of discounted stock options and reload option grants, and contains no evergreen features (evergreen features provide for automatic replenishment of authorized shares available under the plan). If approved by stockholders, the 2004 Plan will replace the existing 1997 Stock Option Plan, and Intel will not have any non-stockholder-approved equity compensation plans.

The short two-year duration of the 2004 Plan is intended to balance Intel’s objective of regularly submitting its equity compensation plans to a stockholder vote with the need to continue to provide appropriate incentives for achievement of company performance objectives. This short duration will also give Intel greater flexibility to respond to market-competitive changes in equity compensation practices.

Background on Stock Compensation at Intel

The use of stock options has long been a vital component of Intel’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. Over the years, we believe that we have been very successful in achieving this objective through the use of fixed-price stock options for the majority of our employees. Fixed-price stock options align employees’ interests directly with those of other stockholders, because an increase in stock price after the date of award is necessary for employees to realize any value, thus rewarding employees only upon improved stock price performance.

We believe that stock options, the core of Intel’s long-term employee incentive and retention program, have been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We believe that broad-based stock options focus employees at every level of the company on the same performance improvement goals, and have embedded in the company’s culture the necessity for employees to think and act as stockholders. Intel’s general compensation philosophy is that total cash compensation should vary with the company’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with stockholders’ interests. Intel’s compensation programs include base salary set below that of our identified competitor companies (both a cross-industry subset of companies as well as a technology industry subset of companies generally considered to be comparable to Intel, most of which are included in the Dow Jones Technology Index), as well as a significant focus on pay-for-performance through the combination of stock options and cash incentive compensation tied to company earnings per share and business group goals. Intel’s total compensation goal is to deliver lower total compensation than our competitor companies in periods of poor company performance, but provide a premium for superior company performance (see “Report of the Compensation Committee on Executive Compensation” for additional information on our pay-for-performance compensation programs).

Without stock options, Intel would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future success of the company. These cash replacement alternatives would then reduce the cash available for investment in innovation and technology. We intend to continue to use stock options as our primary means of providing equity compensation to our employees. Although the 2004 Plan does provide the flexibility to use additional forms of equity compensation, we expect to use them on a very limited basis, if at all, in the near term.

Intel has a long history of linking employee compensation to the company’s long-term stock performance. For more than 25 years, we have been granting stock options to company officers and other key employees. Beginning in 1997, we expanded our stock option program by making it broad-based as well as global. As a result, under our current stock option program, all general full-time and part-time employees are eligible for stock option grants, with annual grants made to more than 90% of the eligible employee population. We strongly believe that stock-based compensation should not be limited to senior management and that all employees, regardless of role or responsibility, should have a stake in the future of the company. Accordingly, Compensation Committee policy limits grants to the five most highly compensated executive officers to less than 5% of total options granted in any one year. Over the last five years, only 1.2% of all option grants were made to the company’s five most highly compensated executive officers. We believe that our focus on pay-for-performance, as well as broad-based employee participation as stockholders, have been key contributing factors in enabling Intel’s stock price growth to outperform the S&P 500 and the Dow Jones Industrial Average, and more than one-half of our competitor companies in three of the last five years. Intel was the best performing stock in the Dow Jones Industrial Average in 2003. Revenue growth and earnings per share growth also exceeded more than one-half of our competitor companies for the three-year period ended 2002.

Although we believe that employee stock ownership is a significant contributing factor in achieving superior corporate performance, we recognize that the expansion to a broad-based stock option program has led to an increase in our stock overhang. Intel’s current stock overhang is 21.2%. Contributing to the increase in overhang have been (1) historically long stock option vesting periods, with stock option grants made in the years up to and including 2002 generally vesting five years from grant date; (2) long employee exercise periods with grants generally having 10-year terms; and (3) a higher number of shares available for grant under the company’s existing stock plans than the company’s historical annual dilution (the net of annual stock options or equity awards granted less shares subject to awards that are forfeited, divided by the company’s common shares outstanding at the beginning of the year). We have a long-term goal to limit the annual dilution to less than 2% of shares outstanding at the beginning of the year. Over the last five years, our annual dilution from stock options has averaged 1.7%. The long-term impact of expanding our stock option program to all eligible employees did not result in increased stockholder dilution, however, because Intel also has a long-standing practice of buying back company stock. Since 1990, we have repurchased approximately 1.9 billion shares, exceeding the net 1.4 billion options awarded under our stock option programs (annual stock options granted less forfeited stock options) over this same period. Following approval of the 2004 Plan and cancellation of shares available for grant under existing plans, we expect our overhang to be reduced to approximately 18.5%, because fewer shares are being requested under the 2004 Plan than are currently available for issuance under the existing plans.

We have evaluated the merits of other equity vehicles and continue to believe that stock options are the best vehicle for directly linking the interests of employees with those of stockholders, thereby maintaining Intel’s and its employees’ focus on continuing performance improvement. As long as Intel’s stock price is greater than zero, restricted stock, which is increasingly used by other companies, has value to an employee regardless of performance. If the stock price drops below the grant price of the restricted stock, the restricted stock would still have value; however, a stock option grant would have no value. Additionally, for an innovative and growth-focused company like Intel, we believe restricted stock provides less incentive for continuing employee performance, due to a reduced potential for employee gains compared to stock options. Generally, fewer full-value restricted shares are awarded to participants based on the continued value of restricted stock to employees even in a declining stock price environment. Restricted stock, however, may be desirable for critical hiring or retention concerns.

Intel has not historically used performance-vested stock options, because stock options already require performance in terms of stock price appreciation for the employee to receive any benefit, and are therefore directly aligned with stockholders’ interests. Performance criteria for performance-based equity are more subjectively determined and measured than is the objectively determinable stock price performance required for fixed-price options, and may limit the company’s ability to appropriately focus employees on both short- and long-term goals that continuously change in a fast-paced, innovative industry. In addition, Intel’s compensation programs include a significant focus on pay-for-performance through the combination of our reliance on stock options, lower base salary and higher cash-based performance incentive compensation tied to EPS and business group goals than that of the company’s competitors.

We strongly believe that our stock option programs and emphasis on employee stock ownership have been integral to our success in the past and will be important to our ability to achieve consistently superior performance in the years ahead. We believe that consistently superior performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the 2004 Plan vital to Intel’s future success.

Purpose of 2004 Plan

The 2004 Plan will allow Intel, under the direction of the Compensation Committee, to make broad-based grants of stock options, restricted stock, stock units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through June 30, 2006. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with company performance, and maintain a culture based on employee stock and company ownership. If approved, the proposed 2004 Plan will provide an essential component of the total compensation package offered to employees, reflecting the importance that Intel places on motivating and rewarding superior results with long-term, performance-based incentives.

Key Terms

The following is a summary of the key provisions of the 2004 Plan.

Plan Term:	May 19, 2004 to June 30, 2006

Eligible Participants:	All full-time and part-time employees of the company, where legally eligible to participate, and non-employee directors of the company

Shares Authorized:	240,000,000, subject to adjustment only to reflect stock splits and similar events

Shares Authorized as a Percent of Outstanding Common Stock:	3.7%

Award Types:	(1) Non-qualified and incentive stock options (2) Restricted stock (3) Stock units (4) Stock appreciation rights

Award Terms:	Stock options and stock appreciation rights will have a term no longer than seven years, except that up to 8 million shares may be utilized for long-term executive retention stock option grants having a term no longer than 10 years.

162(m) Share Limits:

So that awards may qualify under Section 162(m) of the Tax Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain specified senior executives, the 2004 Plan limits awards to individual participants to:

(1)    No more than 3 million shares subject to stock options or stock appreciation rights to an individual participant annually, or

(2)    No more than 2 million shares subject to restricted stock or stock unit awards to an individual participant annually.

These limits are greater than the number of options that Intel has granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Shares Authorized for Restricted Stock or Restricted Stock Units:	Maximum of 35 million shares

Vesting:

Determined by the Compensation Committee within the following limits (subject to exceptions for death, disability or retirement):

(1)    Restricted stock or stock units shall not vest in less than pro rata installments over three years unless vesting is based on the achievement of performance criteria, in which case such awards shall not vest in less than one year.

(2)    Stock options or stock appreciation rights shall not first become exercisable in less than one year.

(3)    Performance vesting criteria, if any, will be established by award at grant date.

Not Permitted:

(1)    Granting stock options or stock appreciation rights at a price below market price on the date of grant.

(2)    Repricing, or reducing the exercise price of a stock option or stock appreciation right without stockholder approval.

(3)    Reload grants or the granting of options conditional upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

(4)    Granting of stock options first exercisable within one year of the date of grant.

(5)    Granting more than 30,000 stock options to an outside director annually.

Eligibility

Only employees of Intel and its subsidiaries, and non-employee directors of Intel, are eligible to receive awards under the 2004 Plan. The Compensation Committee will determine which employees will participate in the 2004 Plan. As of February 27, 2004, there were approximately 79,700 employees and 10 non-employee directors who would be eligible to participate in the 2004 Plan.

Awards

The 2004 Plan allows the Compensation Committee to grant stock options, stock appreciation rights, restricted stock or stock units, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of the company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices.

Non-Employee Director Awards

Non-employee directors will receive a grant of stock options once each fiscal year for a number of shares established by the Board, but no more than 30,000 shares. If a non-employee director is elected to begin serving on a date other than the normal grant date, the grant of options for that director will be made at the first meeting of directors attended by that director, and the award will be for a prorated number of shares. Non-employee directors were each granted options for 15,000 shares in 2003, except for Mr. Thornton, who received a prorated grant of 12,500 stock options.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2004 Plan may not be less than the market value (the average of the high and low market price) of the common stock on the date of grant. As of February 27, 2004, the average of the highest and lowest quoted sales prices of Intel common stock was $29.42 per share. The option term may not be longer than seven years in the case of stock options vesting in full in less than five years, and may not be longer than 10 years in the case of stock options vesting in full in five or more years (long-term executive retention grants). The Compensation Committee will determine at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any, and provided that no stock option may be exercised less than one year from the date of grant (except upon the death, disability or retirement of the participant). Intel may require, prior to issuing common stock under the 2004 Plan, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with Intel, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Except in the case of death, disability or retirement of the participant or stock issued upon exercise or settlement of options or stock appreciation rights, restricted stock and stock unit awards that are contingent upon the achievement of performance objectives shall not vest in less than one year from the date of grant, and awards that are contingent upon continued employment or the passage of time shall not fully vest in less than pro rata installments over three years from the date of grant.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

• Cash flow	• Operating margin or profit margin

• EPS	• Return on operating revenue

• Earnings before interest, taxes and amortization	• Return on invested capital

• Return on equity or total stockholder return	• Market segment share

• Share price performance	• Product release schedules

• Return on capital	• New product innovation

• Return on assets or net assets	• Product cost reduction through advanced technology

• Revenue	• Brand recognition/acceptance

• Income or net income	• Product ship targets

• Operating income or net operating income	• Customer satisfaction

• Operating profit or net operating profit

To the extent that an award under the 2004 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria described above to exclude any of the following events that occur during a performance period:

•	Asset write-downs;

•	Litigation or claim judgments or settlements;

•	The effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	Accruals for reorganization and restructuring programs; and

•	Any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2004 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee, which is made up entirely of independent directors, will administer the 2004 Plan. The Compensation Committee will select the Intel employees who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2004 Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2004 Plan and establish, amend and rescind any rules relating to the 2004 Plan. The Compensation Committee may delegate to a committee of one or more directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers, and may delegate certain administrative or ministerial functions under the 2004 Plan to an officer or officers.

Amendments

The Board may terminate, amend or suspend the 2004 Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to:

(1)	Increase the number of shares that may be issued under the 2004 Plan;

(2)	Permit granting of stock options at less than the market price;

(3)	Permit the repricing of outstanding stock options;

(4)	Amend the maximum shares set forth that may be granted as stock options, stock appreciation rights, restricted stock or stock units to any participant or in total;

(5)	Extend the term of the 2004 Plan;

(6)	Change the class of persons eligible to participate in the 2004 Plan; or

(7)	Otherwise implement any amendment required to be approved by stockholders under NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Intel’s common stock, par value $0.001 per share, or any similar event affecting Intel’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2004 Plan, and subject to the various limitations set forth in the 2004 Plan, the number and kind of shares subject to outstanding awards under the 2004 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intel on outstanding stock options, stock appreciation rights, restricted stock and stock units granted under the 2004 Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2004 Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences

Stock option grants under the 2004 Plan may be intended to qualify as incentive stock options under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. Intel will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and Intel will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intel may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock and restricted stock units are also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

As described above, awards granted under the 2004 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by Intel with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Intel’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the 2004 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2004 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

For a discussion of Intel’s executive compensation philosophy, see “Report of the Compensation Committee on Executive Compensation.”

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the Intel Corporation 2004 Equity Incentive Plan.

PROPOSAL 4: STOCKHOLDER PROPOSAL REQUESTING THE EXPENSING OF STOCK OPTIONS

The United Brotherhood of Carpenters and Joiners of America Pension Fund, 101 Constitution Avenue NW, Washington, DC 20001, which is the beneficial owner of approximately 110,000 shares of Intel common stock, has submitted the following resolution:

RESOLVED, that the stockholders of Intel Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

Board	of Directors’ Response

Summary

This proposal was presented by the same organization in Intel’s 2003 proxy statement, and it was defeated at the 2003 Annual Stockholders’ Meeting. The issue is likely to be resolved by the Financial Accounting Standards Board (“FASB”) within the next year, and it would be unwise to adopt a practice that risks non-compliance with new regulations.

The proponents of this proposal argue that including a theoretical expense for stock options in a corporation’s income statement will control stock option abuses. This is not an accounting issue but a corporate governance issue. To use accounting as an indirect means of controlling policy is neither good accounting nor good policy. Abuse should be addressed by holding directors accountable for their decisions. As more fully described in “The Board, Board Committees and Meetings” and “Corporate Governance Guidelines,” Intel has been an active proponent and practitioner of strong and effective corporate governance, looking out for the interests of its stockholders.

We believe that the proposed accounting change will make our financial statements less transparent, less meaningful and less reliable while creating significant new opportunities for abuse. The Board recognizes the critical role that high-quality, transparent financial reports play in an effective and efficient capital market system. We also understand and share investors’ need for a transparent and accurate picture of the true cost of executive and employee stock option programs. The accounting should fairly present the economic effect of stock options on the company and its stockholders, and we believe that our current accounting and disclosure do that.

“Expensing” for stock options will not help solve real problems with compensation of executives, but we believe it will harm the ability of Intel and other companies to distribute options broadly to employees. Our experience, supported by research, is that a culture of employee ownership is a powerful employee incentive and retention tool that benefits all of our stockholders.

The cost of an option is accurately and transparently reflected in the income statement.

The critical question regarding the accounting for stock option grants is whether the options create a cost to the company or a potential cost to the stockholder. Intel’s broad-based stock option program offers the opportunity for real economic value to our employees. This economic value is a share of the company’s ownership; it is not an expense like salaries or rent. Issuing employee options, for example, does not affect our overall financial performance, nor does it obligate us to pay cash out or increase our economic liabilities to anyone. There is no outflow of corporate assets (such as cash) that results from a stock option grant. In fact, there is the potential for an inflow of cash, because the employee must pay the option exercise price to Intel.

The economic consequence occurs when an employee stock option is exercised, increasing the total number of Intel shares outstanding and dividing the ownership of the company among a larger number of shares. The economic cost is borne by the stockholders through the dilution of their ownership interest. Value is transferred from the existing stockholders to the employee, and this transfer is already transparently reported to investors in our diluted earnings per share calculation and other quantitative and qualitative disclosures in Intel’s financial reports.

To create an expense in addition to the cost of dilution would be onerous to all stockholders. The Board believes that imputing an expense into Intel’s income statement would impair the transparency, comparability and usefulness of the company’s financial reports and would inappropriately and imprecisely “double count” the effect of stock options.

Current accounting standards ensure that investors receive the underlying information requested in the proposal.

Current accounting rules give companies the choice of accounting for stock options using one of two methods. The “intrinsic value” method, used by Intel and the majority of public companies that issue options, generally does not result in the recognition of a corporate expense; no expense results if the grant price is equal to or greater than the market value on the date of grant. The “fair value” method, advocated in the proposal, always results in expense recognition. If a company uses the intrinsic value method, accounting rules also require that the impact of the fair value method be disclosed in the footnotes to its financial statements.

Intel is in compliance with current accounting rules. Our financial statements directly reflect the impact of any earnings-per-share dilution affected by outstanding options, and the footnotes include the “as if” information showing how our net income would be reduced if we included an amount for option “expense.” To help investors fully understand the nature and impact of our stock option programs, we provide additional voluntary disclosures in the Management’s Discussion and Analysis section of our quarterly and annual financial reports. These disclosures, available to any investor or market analyst, provide detailed information about the objectives, use and economic cost of options.

The proposal would impair rather than improve the usefulness of Intel’s financial reports.

The Board believes that the fair value method advocated in the proposal would result in highly questionable and unreliable financial results. Although Intel does not bear a cash expense or accrue a cash liability when it issues an employee stock option, the fair value method requires that a company estimate a non-cash expense using a valuation method not created for this purpose.

It is widely acknowledged that existing option valuation techniques, such as the Black-Scholes and Binomial models, were developed to value short-lived, freely traded options that have little in common with employee stock options. They are applied overwhelmingly to instruments with a life of only a few months, but employee stock options typically have a life of 7 to 10 years and must be held at least several years before exercised, and cannot be transferred. Employee stock options cannot at any time be sold, so there is no actual market price. They are also subject to forfeiture if an employee leaves the company.

The valuation formulas are based on numerous subjective assumptions, a process that creates new opportunities for abuse and results in inherently inaccurate and unreliable calculations. To use the formulas, a company must make predictions about the future that are impossible to estimate beyond a few months. Application of the same formula could vary widely from quarter to quarter and company to company, and would impair investors’ ability to compare financial statements.

Unlike other instances when accounting relies on judgment, the proposed expense would never be reconciled to cash or actual economic value. In addition to the widely acknowledged problems in valuations, the fair value method advocated in the proposal requires that the resulting non-cash expense be unchanged once calculated. Under the proposal, there would be no adjustment for options not exercised and no reconciliation with the actual economic value ultimately received by employees who exercise. We could be required to add billions of dollars of “expense” to our financial statements when not one dollar of actual economic value is realized by our employees. This is likely to occur at the same time that the company is generating billions of dollars in cash. Such distortions in the financial statements would increase over time.

Accounting standards boards are addressing this issue. It is prudent to wait for their decisions.

To the extent that there is uncertainty and debate regarding accounting standards, the Board believes that it is in the best interest of stockholders to await consensus and/or direction from FASB prior to implementing any material change. FASB has circulated a proposal to require the expensing of stock options beginning January 1, 2005. Intel has made its views on this issue known to FASB and will comment further on FASB’s proposal. As a result, this matter may be definitively resolved within the next year, and it is best to wait for FASB to decide on a number of very major open issues concerning expensing. Any use of expensing in advance of the standards being adopted may mean that the company’s accounting will have to be revised shortly thereafter if the final rules set different requirements. It is premature to change Intel’s accounting practices before the deliberations of FASB have concluded, especially considering the high level of uncertainty and debate. For each company to set its own standard may lead to financial statements that are not comparable with those of other companies or with generally accepted accounting principles.

Intel’s stock option program is disciplined and broad-based.

The proponents of this proposal state that their objective is to control stock option abuses, yet they present no evidence of abuse at Intel. The Board believes that stock option grants at Intel have always been modest and appropriate. Intel’s goal has been to keep potential incremental dilution from new option grants net of options forfeited by employees below a long-term average of 2% of the total shares outstanding. The potential dilution from net options granted has been 1.1%, 1.9%, 2.8% and 2.0%, respectively, for 2003, 2002, 2001 and 2000. The actual percentage of shares exercised has been significantly less.

Intel believes strongly that stock-based compensation should not be limited to senior management and that all employees should have a stake in the future of the company. The evidence suggests that companies that distribute options broadly among employees perform better than companies that do not use options or confine them to executives. At Intel all general full-time and part-time employees are eligible for stock option grants. The Board’s policy is to limit grants to our top five most highly compensated executives to no more than 5% of total option grants in a given year. Over the last five years, only 1.2% of all grants were made to these executives.

Broad-based option plans create value for all stockholders.

Option grants are a key element of Intel’s culture and its continuing drive to attract and retain the talent that is crucial to Intel’s success across all business operations. The Board believes that employee ownership of Intel’s common stock serves the interest of all stockholders as a means to align employee and stockholder interests, and to promote employee focus on the long-term increase in stockholder value. Our Chairman, Andy Grove, has said, “After 40 years in a knowledge-based industry, I do not know a better way to achieve this sense of ownership, not even a close second.”

We share the desire to have transparent and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe that the best way to accomplish this objective at this time is to retain our current accounting policy with respect to stock options.

Recommendation of the Board

The Board recommends that you vote “AGAINST” the proposal requesting the expensing of stock options.

PROPOSAL 5: STOCKHOLDER PROPOSAL REQUESTING THE USE OF PERFORMANCE-VESTING STOCK

The American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) Reserve Fund, 815 Sixteenth Street NW, Washington, DC 20006, which is the beneficial owner of approximately 3,900 shares of Intel common stock, has submitted the following resolution:

RESOLVED, Shareholders of the Intel Corporation (the “Company”) hereby request that the Board of Directors’ Compensation Committee use performance-vesting stock in the development of future equity compensation plans for senior executives. Restricted share grants for senior executives should include performance-vesting measures and share retention requirements to ensure that future equity compensation plans reward extraordinary performance and promote stock ownership.

Supporting Statement

We believe Intel should follow the example of Microsoft, General Electric, and other companies who have recently announced plans to compensate senior executives with performance-vesting stock awards instead of fixed-price stock option grants. In our opinion, actual share ownership is the best way to align the interests of executives and shareholders, not stock options.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. We believe that an over-reliance on stock options for executive compensation has contributed to many of the corporate scandals in recent years at companies like Enron, WorldCom, Tyco, HealthSouth, and others. In our opinion:

•	stock options promise executives all the benefit of share price increases with none of the risk of share price declines, and this incentive structure may encourage excessive risk-taking;

•	stock options can reward short-term decision-making because many executive stock options can be exercised just one year after the grant date;

•	stock options allow executives to time when they are exercised, and thereby executives may inappropriately trade on inside information;

•	stock options can permit executives to profit from share price volatility, a measure of shareholder risk;

•	stock options do not entitle executives to dividends, an important component of total shareholder return; and

•	stock options can create a strong incentive to manipulate company stock prices through questionable and even fraudulent accounting.

For these reasons, we favor granting senior executives actual shares of stock for meeting specified performance goals. Unlike fixed-price stock options, performance-vesting stock awards may be tailored to reward each individual executive’s performance, in addition to the Company’s share price. We also believe that senior executives should be required to hold a significant portion of these performance-vesting stock awards for as long as they remain executives of the Company.

Leading investors and regulators have questioned the use of stock options to compensate executives. The Vanguard Group founder John Bogle has said, “If we had to name a single father of the bubble, we would hardly need a DNA test to do so. That father is executive compensation, made manifest in the fixed-price stock option.” Former Federal Reserve Chairman Paul Volker has stated, “Given both the very large capricious element inherent in the returns from fixed price stock options and the distorted incentives for management, I believe the use of such options should be strongly discouraged for public companies.”

For these reasons, please vote FOR this proposal.

Board of Directors’ Response

After careful consideration, and for the reasons set forth below, the Board believes that the proposal to require the Compensation Committee to use performance-vesting restricted stock awards rather than stock options in its future equity compensation programs for senior executives is not in the best interests of Intel or its stockholders for the following reasons:

1.

We believe strongly in, and have a long history of, linking employee compensation to company performance. This focus on pay-for-performance is reflected in our use of a combination of stock options and cash incentive compensation tied to earnings per share and business group goals. Our compensation program includes a higher proportion of compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to more compensation risk for our employees than for the employees of competitor companies. This higher risk is due to the combination of lower-than-market base salaries and higher-than-market annual pay-for-performance incentive targets. This higher-than-market compensation variability employed by the company is closely linked to Intel’s annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, it yields higher total cash compensation, rewarding employees for excellent performance. Our philosophy is to pay higher-than-market-average compensation over periods of sustained excellent performance. Despite improved company performance in 2003, our total executive cash compensation remained below the market average because our compensation philosophy requires that we consistently outperform the market to deliver compensation ahead of market. The following graph clearly depicts the variability in our compensation programs for the top five executives over the last six years and the direct linkage of compensation and company performance.

†EPS	is net income divided by Intel’s weighted average common
shares outstanding, assuming dilution.

2.	We believe that the use of restricted stock would not be as effective as stock options in motivating senior executive performance. Employee performance, which is critical for an innovative and growth-focused company such as Intel, is enhanced by the use of stock options because stock options provide the opportunity for greater rewards over periods of sustained growth, and conversely provide no benefit to the employee in the event that the stock price declines below the stock option grant price. Stock options subject the holders to substantially more risk in a declining stock price environment than the holders of actual shares, restricted or otherwise.

3.	We strongly believe that stock-based compensation should not be limited to senior executives and that all employees, regardless of role or responsibility, should have a stake in the future of Intel. As a result, under our current stock option program, all general full-time and part-time employees are eligible for stock option grants, with annual grants made to more than 90% of the eligible employee population. We believe that employees, at all levels, are integral to the success of Intel and should participate similarly in Intel’s performance, sharing in the upside as well as the downside. The use of restricted stock only for senior executives would provide economic benefit to the senior executives in a declining stock price environment, whereas the broad-based employee population would realize no similar economic benefit. For example, assuming that Intel had issued both stock options and restricted stock in 2000 when the market price of Intel’s stock was $60.00 per share, by year-end 2003 with Intel’s stock price of $31.36, the employee holding the stock options would have received no economic benefit due to the stock price decline; however, a senior executive holding shares of restricted stock would have stock valued at $31.36 irrespective of the company’s stock price decline over the period.

4.	We believe that the demand for performance-vesting measures, by itself, will not prevent the kinds of corporate misdeeds that have been highly publicized over the last few years, and may even lead to further corporate abuse. Performance metrics are subjectively established and evaluated, and without strong corporate governance oversight, may be established to yield inappropriate results relative to a company’s performance. We believe that fixed-price stock options provide an objective performance metric that is directly aligned with the interests of stockholders and is the appropriate performance measure for Intel.

We believe that the best way to motivate all of our employees, including senior executives, is through the use of fixed-price stock options. Fixed-price stock options are already performance-based because the exercise price equals the market value of Intel common stock on the date of grant. Accordingly, no economic benefit is conferred on the optionee unless Intel stock increases in value subsequent to the grant date. Intel’s stock options generally vest over four years, and certain long-term executive retention grants generally vest over six to nine years. These lengthy vesting periods require long-term focus on company performance in order for the employee or senior executive to realize any value from the exercise of stock options, contrary to arguments that stock options drive short-term decisions. The Board believes that adoption of the proposal would be detrimental to the long-term interests of stockholders because restricted stock awards fail to adequately align the employees’ interests with stockholders’ interests. Restricted stock awards, whether performance-based or not, are generally considered “full value” awards because they provide value to employees during periods of declining stock prices, whereas fixed-price stock options require sustained stock price appreciation from the date of grant in order for the employee to receive any economic benefit.

We strongly believe that our executives should not be able to profit from declines in Intel’s stock price. For example, directors and officers are prohibited by company policy from entering into any “short sales” or “short positions” with respect to Intel securities. A short position is one in which the individual will profit if the market price of Intel securities either remains the same or decreases. We consider it inappropriate and contrary to the interests of Intel and its stockholders for such employees to take investment positions in which they would obtain a personal benefit from a decline in the price of Intel stock. To further ensure that senior management is focused on achieving long-term stockholder value, the Board adopted officer stockholding guidelines, effective October 2003, which require officers to hold a specified number of shares of Intel common stock based on the officer’s position.

The stockholder proposal suggests that the use of restricted stock would prevent corporate malfeasance relating to the manipulation of financial statements. These abuses can only be remedied, however, through strong corporate governance practices. We have been an active proponent of strong corporate governance, as reflected in our current practices. The Board believes that restricted stock awards, including performance-vesting awards, are just as susceptible as stock options to the abuses and misdeeds practiced by some companies, particularly as performance-vesting criteria may be subjectively established and evaluated. Financial fraud can only be prevented through the development of a strong ethical culture and the institution of strong internal accounting controls as well as accountability at all levels of the organization, not through the preference of one equity vehicle over another.

Our compensation programs are based on an egalitarian philosophy, demonstrated through the use of the same equity and cash-based compensation programs for all employees, with no special programs or perquisites for senior executives, thereby aligning all employees to the company’s performance objectives and improved stock price performance. Accordingly, over the last five years, only 1.2% of all option grants were made to the company’s five most highly compensated executive officers. This approach has served Intel and its stockholders well, as reflected in the fact that Intel’s stock price has outperformed the S&P 500, the Dow Jones Industrial Average, and more than one-half of our competitor companies in three of the last five years. Intel was the best-performing stock in the Dow Jones Industrial Average in 2003. In addition, our revenue growth and earnings-per-share growth exceeded more than one-half of our competitor companies for the three-year period ended 2002. In light of Intel’s strong performance over the years in both absolute figures and relative to its peers, the Board does not believe that it is in the best interests of stockholders for Intel to deviate from its egalitarian approach and offer special compensation programs to its senior executives.

The Board believes that Intel’s current equity compensation programs work well and have been a strong contributing factor to the company’s success over the years, providing real value to its stockholders. We have submitted a new equity plan to stockholders for approval at this year’s annual meeting, which, if approved, would permit the use of other equity arrangements, including restricted stock, as deemed necessary and appropriate. The Board believes that it is in the best interests of stockholders to give the Compensation Committee the flexibility and discretion to use and introduce new compensation and equity incentive tools as appropriate based on the circumstances and information available at the time. For this reason and the reasons stated above, the Board believes that the adoption of the stockholder proposal is unnecessary and detrimental to the long-term interests of Intel’s stockholders.

Recommendation of the Board

The Board recommends that you vote “AGAINST” the proposal to require performance-vesting stock awards to senior executives.

PROPOSAL 6: STOCKHOLDER PROPOSAL REQUESTING THE USE OF PERFORMANCE-BASED STOCK OPTIONS

The Service Employees International Union (SEIU) Master Trust, 1313 L Street NW, Washington, DC 20005, which has been the beneficial owner of approximately 93,000 shares of Intel common stock for at least one year, has submitted the following resolution:

RESOLVED, that the shareholders of Intel Corporation (“Intel”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as 1) indexed options, whose exercise price is linked to an industry index; 2) premium-priced stock options, whose exercise price is above the market price on the grant date; or 3) performance-vesting options, which vest when a performance target is met.

Supporting Statement

From 2000 through 2002, Intel CEO Craig Barrett was awarded options to buy 1,268,696 shares of Intel stock. Such grants can result in substantial compensation for only modest gains in share price. For example, if Intel’s stock price increases by only $2.00 per share (approximately 6% of the $32.23 closing price on November 17, 2003), Mr. Barrett would reap over $2.5 million, even if Intel underperformed its competitors during that period.

Compensation of senior executives using stock options is intended to align their interests with those of shareholders and motivate executives to improve company performance. We believe that Intel’s use of standard stock options to compensate its senior executives has the potential to reward mediocre company performance, and we accordingly urge the Committee to use performance-based options.

Standard stock options give windfalls to executives who are lucky enough to hold them during a bull market, and penalize executives who hold them during a bear market. Investors and market observers including Warren Buffett, Alan Greenspan and Al Rappaport criticize standard options on the ground that they inappropriately reward mediocre or poor performance—Buffett has stated that standard stock option plans are “really a royalty on the passage of time”—and favor the use of indexed options.

Performance-based options tie compensation more closely to company—rather than stock market—performance. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic performance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

A 2002 report by the Conference Board’s Commission on Public Trust and Private Enterprise, formed to make recommendations to restore public confidence in the markets and U.S. corporations, endorsed the use of performance-based options. The Commission identified factors contributing to an environment “ripe for abuse,” including “the unprecedented bull market,” which “led to massive, excessive unanticipated gains from options unrelated to management’s operating performance.”

Leading companies such as Avery Dennison, Capital One, Mattel and Union Pacific have adopted performance-based plans. According to Avery Dennison’s most recent proxy statement, its approach, which postpones vesting until nine years and nine months after grant unless performance targets are met, “is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.”

We urge shareholders to vote FOR this proposal.

Board of Directors’ Response

After careful consideration, we believe that the proposal to require the Compensation Committee to use performance-based stock options rather than fixed-price stock options in its future equity compensation programs for senior executives is not in the best interests of Intel or its stockholders for the following reasons:

•	Fixed (market) price stock options are directly aligned with the interests of stockholders;

•	Intel’s compensation programs already include a high level of pay-for-performance—significantly higher than that of our competitor companies—accomplished through a combination of fixed-price stock options and a greater emphasis on at-risk, performance-based cash incentive compensation tied to the company’s earnings per share and business group goals;

•	With indexed options, benefits are paid simply as a result of outperforming the index even if Intel’s stock price declines;

•	Performance-based options require the ability to identify performance metrics that will be appropriate over the long-term in a fast-paced and quickly changing high-technology industry;

•	We believe that the use of performance-based stock options, by itself, will not prevent the kinds of corporate misdeeds that have been highly publicized over the last few years, and may even lead to further corporate abuse.

The use of stock options has long been a vital component of Intel’s overall compensation philosophy and is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. We believe that the best way to achieve this objective is through the use of fixed-price (granted at market value) stock options. Fixed-price stock options are already performance-based because the exercise price equals the market price of Intel common stock on the date of grant. Accordingly, no economic benefit is conferred on the optionee unless Intel stock increases in value subsequent to the grant date. Fixed-price stock options directly align the interests of employees with the interests of stockholders by focusing employee efforts on improved company performance as reflected through an increase in the company’s stock price.

We believe strongly in, and have a long history of, linking employee compensation to company performance. This focus on pay-for-performance is reflected in our use of a combination of stock options and cash incentive compensation tied to company earnings per share and business group goals. Our compensation program includes a higher proportion of compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to more compensation at risk for our employees than for those of our competitors. This higher risk is due to the combination of lower-than-market base salaries and higher-than-market annual pay-for-performance incentive targets. This higher-than-market compensation variability employed by the company is closely linked to our annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, the compensation variability yields higher total cash compensation, rewarding employees for excellent performance. Our philosophy is to pay higher-than-market-average compensation over periods of sustained excellent performance. Despite improved company performance in 2003, our total executive cash compensation remained below the market average because our compensation philosophy requires that we consistently outperform the market to deliver compensation ahead of market. The following graph clearly depicts the variability in our compensation programs for the top five executives over the last six years and the direct linkage of compensation and company performance.

†EPS	is net income divided by Intel’s weighted average common
shares outstanding, assuming dilution.

Intel has been granting stock options to company officers and other key employees for more than 25 years. Beginning in 1997, we expanded our stock option program by making it broad-based as well as global. As a result, under our current stock option program, all general full-time and part-time employees are eligible for stock option grants, with annual grants made to more than 90% of the eligible employee population. We believe strongly that stock-based compensation should not be limited to senior executives and that all employees, regardless of role or responsibility, have a stake in the future of Intel. Our compensation programs are based on an egalitarian philosophy, demonstrated through the use of the same equity and cash-based compensation programs for all employees, with no special programs or perquisites for senior executives, aligning all employees to Intel’s performance objectives and improved stock price performance. Accordingly, over the last five years, only 1.2% of all option grants were made to our five most highly compensated executive officers. According to the proposal, “use of standard stock options has the potential [emphasis added] to reward mediocre company performance.” However, Intel’s results suggest otherwise. In three of the last five years, Intel’s stock price has outperformed the S&P 500 and the Dow Jones Industrial Averages as well as more than one-half of our competitor companies. Intel was the best performing stock in the Dow Jones Industrial Average in 2003. In addition, our revenue growth and EPS growth exceeded over one-half of our competitor companies for the three-year period ended 2002.

The proponents of this proposal suggest that our executives will benefit from stock options simply with the passage of time. However, without improved company stock price performance, hinged on Intel’s continuing ability to deliver superior financial performance, neither the senior executives nor the broad-based employee population can benefit from simply holding stock options. Additionally, the argument provided in the proposal referencing the potential $2.5 million gain that Dr. Barrett could potentially realize upon a $2.00 increase in Intel’s stock price for options awarded to him over the course of 2000 to 2002 fails to recognize the equivalent value that stockholders could realize from such a $2.00 stock price increase, amounting to approximately $13 billion; or that only 0.02% of the total stockholder value created would benefit Dr. Barrett. The argument also presumes that the $2.5 million gain should and could be reduced with use of performance stock options when, in fact, it could have the opposite effect, depending upon the performance criteria used. For example, if the performance metric used was a relative performance measure to industry peers and Intel outperformed its peers, as was the case over this period, or if the $2.00 stock price appreciation surpassed targeted goals, the performance options may result in a higher level of compensation. The Board believes that the potential value of Dr. Barrett’s options relative to the stockholder value created as a result of his leadership in driving improved company and stock price performance is appropriate and warranted, and the use of performance-based options would not automatically result in a reduction to Dr. Barrett’s gain nor should a reduction necessarily be appropriate.

The stockholder proposal promotes the use of indexed options as a preferable performance-based equity vehicle, but does not discuss the potential shortcomings of indexed options. For example, in a period of generally declining stock prices, the decline in the company’s stock price may be less than the decline in an overall industry index against which the company’s stock price is being measured. As a result of the potentially lower relative decline in the company’s stock price, indexed options may provide value to the optionee, whereas with fixed-price stock options the optionee would benefit only upon an increase in the company’s stock price above the market price at the fixed-price option grant date, directly aligned with and equivalent to the appreciation recognized by the company’s stockholders.

The high-technology industry is a fast-paced and quickly changing industry, and it would be very difficult to establish long-term performance criteria that are responsive to a rapidly changing environment. The identification of performance metrics used to determine stock option vesting may result in employees becoming short-term focused to achieve vesting, and over the long term may result in employees focusing on potentially outdated performance criteria relative to the goals of the business, inhibiting company growth and innovation. Using predetermined performance metrics at the time the options are granted assumes that these metrics should and will be appropriate over the course of several years. This rapidly changing industry requires that Intel respond equally as rapidly in setting and re-setting its strategic direction and tactical solutions. We focus employees on these strategic and tactical solutions today through the combination of our annual cash incentive plan (focusing on annual EPS and business-specific short-term goals) and the use of fixed-price stock options (focusing on long-term stock price appreciation).

Premium-priced options, while they may provide some performance incentive over fixed-price stock options, would add more variability and risk to our already high pay-for-performance compensation program. Our compensation is significantly more variable than the market, with a greater proportion of our senior executives’ compensation at risk and tied to company performance. The additional risk resulting from premium-priced options may make it more difficult for Intel to attract and retain critical talent, without additional cash compensation to offset the assumption of the added risk.

We believe that the demand for performance-based options will not prevent the kinds of corporate misdeeds that have been highly publicized over the last few years, and may even lead to further corporate abuse. We believe that it is in the best interests of stockholders to permit the Compensation Committee to retain the flexibility to design a stock option program that it believes to be most appropriate for attracting and retaining top caliber talent. An inability to attract and retain talented employees could have serious ramifications on the value of Intel’s stock. For this reason and the reasons stated above, we believe that the adoption of the proposal is unnecessary and detrimental to the long-term interests of Intel’s stockholders.

Recommendation of the Board

The Board recommends that you vote “AGAINST” the proposal to require performance-based stock option grants to senior executives.

ADDITIONAL MEETING INFORMATION

Meeting Proposals. There are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Proxy Solicitation. Intel will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish Intel’s proxy material to the beneficial owners of the stock and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules. See “Electronic Delivery of Intel Stockholder Communications” for information on how you can help Intel reduce printing and mailing costs.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934,

as amended, requires Intel’s directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of Intel stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish Intel with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on a review of the copies of such forms in its possession, and on written representations from certain reporting persons, we believe that during fiscal 2003, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that a Form 4 was not timely filed reflecting the distribution of 1,101 shares from Mr. Yoffie’s Deferral Plan for Outside Directors account in January 2003, and a Form 4 was not timely filed reflecting the gift by Mr. Young of 700 shares to his grandchildren in November 2000. Corrective filings have since been made.

2005 Stockholder Proposals or Nominations. From time to time, our stockholders submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in Intel’s 2005 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of Intel stock in accordance with Rule 14a-8(b)(2), to Intel’s principal executive offices, care of the Corporate Secretary, via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or mailed to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than December 1, 2004. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see “The Board, Board Committees and Meetings.”

Alternatively, under Intel’s Bylaws, if a stockholder does not wish to submit a proposal for the 2005 Annual Stockholders’ Meeting in Intel’s proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which Intel first mailed its proxy materials for the 2004 annual meeting, unless the date of the 2005 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2004 annual meeting. For our 2005 annual meeting, we must receive such proposals and nominations no earlier than December 1, 2004 and no later than February 13, 2005. If the date of the 2005 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2004 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2005 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Intel stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or by mail to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Intel’s financial statements for the year ended December 27, 2003 are included in Intel’s 2003 Annual Report to Stockholders, which is being sent to Intel’s stockholders at the same time as this proxy statement. We encourage our stockholders to conserve natural resources, as well as reduce mailing and printing costs, by signing up for electronic delivery of our stockholder communications. For more information, see “Electronic Delivery of Intel Stockholder Communications.” If you have not received or had access to the annual report, please call Intel Investor Relations at (408) 765-1480, and we will send a copy to you. Intel’s annual report and this proxy statement are available on the Internet at www.intel.com/intel/annual03.

COMMUNICATING WITH INTEL

From time to time, we receive calls from stockholders asking how they can communicate with Intel. The following communication options are available.

If you would like to receive information about Intel, you may use one of the following methods:

1.	Our main Internet site, located at www.intel.com, contains product and marketing data as well as job listings. Our Investor Relations site, located at www.intc.com, contains company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2003 Annual Report to Stockholders are both available on the Internet at www.intel.com/intel/annual03.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, please call our transfer agent, Computershare Investor Services, LLC, at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Center at www.computershare.com.

If you would like to contact us, call Intel Investor Relations at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, M/S RN5-24, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or by mail to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119, or call Intel Investor Relations at (408) 765-1480. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Intel stock at two different brokerage firms, your household will receive two copies of the Intel annual meeting materials—one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Electronic Delivery of Intel Stockholder Communications.”

By Order of the Board of Directors

By: Cary I. Klafter

Corporate Secretary

Santa Clara, California

March 31, 2004

Intel, the Intel logo and Pentium are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries. *Other names and brands may be claimed as the property of others.

EXHIBIT A

AUDIT COMMITTEE CHARTER

Effective as of May 20, 2003

THE PURPOSE OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to represent and assist the Board of Directors in its general oversight of the company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. Management is responsible for (a) the preparation, presentation and integrity of the company’s financial statements; (b) accounting and financial reporting principles; and (c) the company’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the auditors on the basis of the information it receives, discussions with the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

MEMBERSHIP

The Audit Committee is comprised of at least three directors determined by the Board of Directors to meet the independence and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and applicable federal law. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board upon recommendation of the Nominating Committee.

RESPONSIBILITIES

The Audit Committee:

•	Is directly responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditor. The independent auditor shall report directly to the Audit Committee.

•	Obtains and reviews annually a report by the independent auditor describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Reviews and discusses the written statement from the independent auditor concerning any relationship between the auditor and the company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assesses the independence of the auditor.

•	Establishes policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor, with exceptions provided for de minimis amounts under certain circumstances as described by law.

•	Reviews and discusses with the independent auditor: (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying management letters; and (c) the results of the independent auditor’s procedures with respect to interim periods.

•	Reviews and discusses reports from the independent auditors on (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management.

•	Reviews with the independent auditor its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

A-1

•	Discusses with management and the independent auditor quarterly earnings press releases, including the interim financial information and Business Outlook included therein, reviews the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, if deemed appropriate, recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

•	Reviews and discusses with management and the independent auditor various topics and events that may have significant financial impact on the company or that are the subject of discussions between management and the independent auditors.

•	Reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Reviews and has prior-approval authority for related-party transactions (as defined in the relevant NASDAQ requirements).

•	Reviews and discusses with management, the independent auditor, and the Internal Audit Director: (a) the adequacy and effectiveness of the company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management; (b) the company’s internal audit procedures; and (c) the adequacy and effectiveness of the company’s disclosures controls and procedures, and management reports thereon.

•	Reviews annually with the Internal Audit Director the scope of the internal audit program, and reviews annually the performance of both the internal audit group and the independent auditor in executing their plans and meeting their objectives.

•	Reviews the use of auditors other than the independent auditor in cases such as management’s request for second opinions.

•	Reviews matters related to the corporate compliance activities of the company, including the review of reports from the company’s Compliance Oversight Committee and other related groups.

•	Establishes procedures for the receipts, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Establishes policies for the hiring of employees and former employees of the independent auditor.

•	Publishes the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

•	When appropriate, designates one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

The Audit Committee will engage in an annual self-assessment with the goal of continuing improvement, and will annually review and reassess the adequacy of its charter, and recommends any changes to the full Board.

The Audit Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee shall have sole authority to approve related fees and retention terms.

The Audit Committee shall meet at such times and places as the Audit Committee shall determine. The Audit Committee shall meet in executive session with the independent auditor, the Internal Audit Director and management periodically. The Chairman of the Audit Committee shall report on Audit Committee activities to the full Board.

The Chairman of the Audit Committee is to be contacted directly by the Internal Audit Director or the independent auditor (1) to review items of a sensitive nature that can impact the accuracy of financial reporting or (2) to discuss significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, may warrant follow-up by the Audit Committee.

A-2

EXHIBIT B

INTEL CORPORATION

2004 EQUITY INCENTIVE PLAN

1. PURPOSE

The purpose of this Intel Corporation 2004 Equity Incentive Plan (the “Plan”) is to advance the interests of Intel Corporation, a Delaware corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Corporation”), by stimulating the efforts of employees who are selected to be participants on behalf of Intel, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of Intel, assisting Intel in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract and retain the best available individuals for service as directors of the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2. DEFINITIONS

(a) “Award” means a stock option, stock appreciation right, restricted stock or stock unit granted to a Participant pursuant to the Plan.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d) “Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(f) “Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g) “Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h) “Performance Award” means an Award that vests only upon the satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(i) “Plan” means this Intel Corporation 2004 Equity Incentive Plan.

(j) “Share” shall mean a share of common stock, $.001 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(k) “Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3. ADMINISTRATION

(a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board of Directors.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Corporation, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii)	to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii)	to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

(iv)	to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(vi)	to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

(vii)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(viii)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

4. PARTICIPANTS

Awards under the Plan may be granted to any person who is an employee of the Corporation. Outside Directors may be granted Awards only pursuant to Section 8(i) of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee. Any person designated by the Corporation as an independent contractor shall not be treated as an employee and shall not be eligible for Awards under the Plan.

5. EFFECTIVE DATE AND EXPIRATION OF PLAN

(a) Effective Date. This Plan was approved by the Board of Directors on February 20, 2004 and will become effective on May 19, 2004, subject to approval by the affirmative vote of the holders of a majority of the votes cast at the 2004 Annual Meeting of Stockholders.

(b) Expiration Date. The Plan shall remain available for the grant of Awards until June 30, 2006 or such earlier date as the Board of Directors may determine. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6. SHARES SUBJECT TO THE PLAN

(a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is 240,000,000, of which no more than an aggregate of 35,000,000 Shares may be issued as restricted stock or stock units and no more than an aggregate of 8,000,000 Shares shall be available for issuance as stock options under any program providing for stock option grants that vest in full in five or more years and that have a maximum term of ten years. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan.

(b) Tax Code Limits. The aggregate number of Shares subject to stock options or stock appreciation rights granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000. The aggregate number of Shares subject to restricted stock or stock unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan shall not exceed 240,000,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7. PLAN AWARDS

(a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

(i)	Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.

(ii)	Stock Appreciation Rights. A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

(iii)	Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

(iv)	Stock Unit. A “Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Stock Unit Agreement”).

(b) Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8. GRANT, TERMS AND CONDITIONS OF STOCK OPTIONS AND SARS

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(a) Price. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, “market value” shall mean the average of the high and low sales prices of the Corporation’s common stock. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(b) No Repricing. Other than in connection with a change in the Corporation’s capitalization (as described in Section 11 of the Plan), the exercise price of an Option or SAR may not be reduced without stockholder approval.

(c) No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Duration, Exercise and Termination of Stock Options and SARs. Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option, except that no Stock Option shall first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option Agreement.

Each Stock Option or SAR that vests in full in less than five (5) years (standard grants) must expire within a period of not more than seven (7) years from the grant date and each Stock Option or SAR that vests in full in five (5) or more years (long-term retention grants) must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

(e) Suspension or Termination of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties. For any Participant who is an “executive officer” for purposes of Section 16 of the Exchange Act, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

(f) Conditions and Restrictions Upon Securities Subject to Stock Options or SARs. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of “Stock Units” equal in number to the number of Shares whose delivery is so deferred.

(g) Other Terms and Conditions. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

(h) ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(i) Outside Director Stock Options. Each Outside Director shall be granted a Non-qualified Stock Option (an “Outside Director Option”) once each fiscal year for not more than 30,000 Shares, as determined by the Board of Directors, provided that if an Outside Director is elected to begin serving as a director on a date not coincident with the grant date for such annual grant, then he or she will be granted an initial Outside Director Option as of the date of the first meeting of the Board of Directors at which he or she serves for a prorated number of Shares based on the number of months remaining until the next annual Outside Director Option grant. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Option, or the formula pursuant to which such number shall be determined, the date of grant and the vesting, expiration and other terms applicable to such Stock Options shall be specified from time to time by the Board of Directors, subject to the terms of this Plan applicable to Stock Options in general.

9. GRANT, TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

The Committee may grant Restricted Stock or Stock Units at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(a) Terms and Conditions. Each Restricted Stock Agreement and each Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(b) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(c) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.

(d) Termination of Employment. The Restricted Stock or Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(e) Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. The number of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Stock Unit is so settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 11. Any Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

10. OTHER PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital,

(p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

(d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by Intel issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

11. ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Corporation, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price.

(c) No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

(d) Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Intel is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by Intel (if Intel is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12. LISTING OR QUALIFICATION OF COMMON STOCK

In the event that the Board of Directors determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Stock Unit Award shall not vest unless such listing, qualification, consent or approval has been unconditionally obtained.

13. TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c)	reduce the option price of outstanding Stock Options;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants; or

(f)	increase the limits in Section 6.

In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14. WITHHOLDING

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

15. GENERAL PROVISIONS

(a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, its interest may so require.

(b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

16. NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock or stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.

18. LIABILITY OF CORPORATION

The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

Directions to the Santa Clara Convention Center

5001 Great America Parkway, Santa Clara, California

The Santa Clara Convention Center is located at the corner of Great America Parkway and Tasman Drive. Parking is available in front of the building and in a large parking garage behind the Convention Center. There is no charge for parking. The meeting will be held in the auditorium on the second level of the Convention Center.

From San Francisco

Take 101 South to the Great America Parkway exit. Go East onto Great America Parkway (a left turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.

From Oakland

Take 880 South to 237 West. Turn left at the Great America Parkway exit. Follow for about  3/4 mile. Turn left onto Bunker Hill Drive (the Westin Hotel will be on your left). This will bring you directly into the parking garage for the Convention Center and the hotel.

From San Jose/Monterey/Morgan Hill

Take 101 North to the Great America Parkway exit. Go East onto Great America Parkway (a right turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.

From Sacramento/Walnut Creek/Dublin

Take 680 South to Calaveras Highway/237 West.
See directions from Oakland (237 West).

From Santa Cruz/Los Gatos

Take 880 North to 101 North. See directions from San Jose.

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees. Shares will be so voted unless you otherwise indicate.

	For	Withhold		For	Withhold		For	Withhold
01 - Craig R. Barrett	☐	☐	05 - D. James Guzy	☐	☐	09 - Jane E. Shaw	☐	☐
02 - Charlene Barshefsky	☐	☐	06 - Reed E. Hundt	☐	☐	10 - John L. Thornton	☐	☐
03 - E. John P. Browne	☐	☐	07 - Paul S. Otellini	☐	☐	11 - David B. Yoffie	☐	☐
04 - Andrew S. Grove	☐	☐	08 - David S. Pottruck	☐	☐

B  Issues

The Board of Directors recommends a vote FOR Item 2 and FOR Item 3. Shares will be so voted unless you otherwise indicate.				The Board of Directors recommends a vote AGAINST Item 4, AGAINST Item 5, and AGAINST Item 6. Shares will be so voted unless you otherwise indicate.
	For	Against	Abstain		For	Against	Abstain
2. Ratification of Selection of Independent Auditors	☐	☐	☐	4. Stockholder Proposal Requesting the Expensing of Stock Options	☐	☐	☐
3. Approval of the 2004 Equity Incentive Plan	☐	☐	☐	5. Stockholder Proposal Requesting the Use of Performance-Vesting Stock	☐	☐	☐
				6. Stockholder Proposal Requesting the Use of Performance-Based Stock Options	☐	☐	☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Proxy—Intel Corporation

Proxy solicited by Board of Directors for Annual Meeting—May 19, 2004

ANDREW S. GROVE, CRAIG R. BARRETT and CARY I. KLAFTER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on Wednesday, May 19, 2004 or at any adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1 (Election of Directors), FOR Item 2 (Ratification of Selection of Independent Auditors), FOR Item 3 (Approval of the 2004 Equity Incentive Plan), AGAINST Item 4 (Stockholder Proposal Requesting the Expensing of Stock Options), AGAINST Item 5 (Stockholder Proposal Requesting the Use of Performance-Vesting Stock), and AGAINST Item 6 (Stockholder Proposal Requesting the Use of Performance-Based Stock Options).

Internet and Telephone Voting Instructions

The methods below are quick, easy and available 24 hours a day, 7 days a week.

If you vote by phone or internet, have this proxy card in hand when you vote.

To vote using the telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-866-593-2341 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY/ INTEL

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1 a.m. Central Time, on May 19, 2004.

At this year’s annual meeting, the polls will close at 10:00 a.m. Pacific Time and no further votes will be accepted after that time.